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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-147785

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Maximum Offering Price	Registration Fee
5.25% Senior Notes due 2013	$500,000,000	99.868%	$15,350	(1)
6.00% Senior Notes due 2018	$1,000,000,000	99.663%	$30,700	(1)
6.80% Senior Notes due 2038	$1,000,000,000	99.874%	$30,700	(1)
Total	$2,500,000,000		$76,750

(1)
Such fee was paid by the Registrant by wire transfer on December 5, 2007.

Prospectus Supplement to Prospectus dated December 3, 2007.

$   500,000,000 5.25% Senior Notes due 2013
$1,000,000,000 6.00% Senior Notes due 2018
$1,000,000,000 6.80% Senior Notes due 2038

         We will pay interest on the senior notes semi-annually on March 15 and September 15 of each year, beginning March 15, 2008. The notes are unsecured and will rank equally with all of our existing and future unsecured and unsubordinated debt. The notes will be issued only in denominations of $1,000 and whole multiples of $1,000.

         We may redeem all or part of any series of the senior notes at any time prior to maturity at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest and a "make-whole premium," as described under "Description of Notes — Optional Redemption."

         See "Risk Factors" beginning on page S-22 of this prospectus supplement and on page 3 of the accompanying prospectus to read about factors you should consider before buying the notes.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

			Underwriting Discount		Proceeds, before expenses, to us
	Public Offering Price
			Per Note
	Per Note	Total		Total	Per Note	Total
5.25% senior notes due 2013	99.868%	$499,340,000	0.600%	$3,000,000	99.268%	$496,340,000
6.00% senior notes due 2018	99.663%	$996,630,000	0.650%	$6,500,000	99.013%	$990,130,000
6.80% senior notes due 2038	99.874%	$998,740,000	0.875%	$8,750,000	98.999%	$989,990,000
Total		$2,494,710,000		$18,250,000		$2,476,460,000

         The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from December 11, 2007 and must be paid by the purchasers if the notes are delivered after December 11, 2007.

         The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on December 11, 2007.

         Joint Bookrunning Managers

Goldman, Sachs & Co. Citi (2013 Notes)	Lehman Brothers JPMorgan (2018 & 2038 Notes)

         Joint Lead Managers

Mitsubishi UFJ Securities (2013 Notes & 2038 Notes)
DnB NOR Markets (2013 Notes & 2038 Notes)
Fortis Securities LLC (2018 Notes)
UBS Investment Bank (2018 Notes)

Prospectus Supplement dated December 5, 2007.

Prospectus Supplement
Special Note Regarding Forward-Looking Statements
Where You Can Find More Information
Enforceability Of Civil Liabilities Against Foreign Persons
Summary
Risk Factors
Use Of Proceeds
Ratio Of Earnings to Fixed Charges
Capitalization
Description Of Certain Other Indebtedness
Description Of The Notes
Material U.S. Federal Income Tax Considerations
Cayman Islands Tax Consequences
Underwriting
Legal Matters
Experts
Independent Registered Public Accounting Firm
Prospectus
About This Prospectus
Forward-Looking Information
About Transocean Inc.
Where You Can Find More Information
Risk Factors
Use Of Proceeds
Ratio Of Earnings To Fixed Charges
Description Of Debt Securities
Description Of Share Capital
Description Of Ordinary Shares
Description Of Preference Shares
Description Of Warrants
Anti-Takeover Provisions
Plan Of Distribution
Legal Matters
Experts
Independent Registered Public Accounting Firm

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of its date.

          This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of notes we are offering. If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the documents incorporated by reference in the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements about the following subjects:

  •
  contract commencements,

  •
  contract option exercises,

  •
  revenues,

  •
  expenses,

  •
  results of operations,

  •
  commodity prices,

  •
  customer drilling programs,

  •
  supply and demand,

  •
  utilization rates,

  •
  dayrates,

  •
  contract backlog,

  •
  effects and results of the recent GlobalSantaFe merger, reclassification and related transactions,

  •
  regulatory approvals from the Office of Fair Trading for the United Kingdom and disposal of two GlobalSantaFe floaters working in the U.K. sector of the North Sea,

  •
  planned shipyard projects and rig mobilizations and their effects,

  •
  newbuild projects and opportunities,

  •
  upgrade projects,

  •
  contract awards,

  •
  newbuild delivery dates,

  •
  expected downtime,

  •
  insurance proceeds,

  •
  cash investments of our wholly-owned captive insurance company,

  •
  future activity in the deepwater, mid-water and the jackup market sectors,

  •
  market outlook for our various geographical operating sectors,

  •
  capacity constraints for ultra-deepwater rigs and other rig classes,

  •
  effects of new rigs on the market,

  •
  income related to and any payments to be received under the TODCO tax sharing agreement,

  •
  refinancing of the Bridge Loan Facility, including timing and components of the refinancing,

  •
  uses of excess cash, including debt repayment,

  •
  issuance of new debt,

  •
  debt reduction,

  •
  planned asset sales,

  •
  timing of asset sales,

  •
  proceeds from asset sales,

  •
  our effective tax rate,

  •
  changes in tax laws, treaties and regulations,

  •
  tax assessments,

  •
  our other expectations with regard to market outlook,

  •
  operations in international markets,

  •
  the level of expected capital expenditures,

  •
  results and effects of legal proceedings and governmental audits and assessments,

  •
  adequacy of insurance,

  •
  liabilities for tax issues, including those associated with our activities in Brazil, Norway and the United States,

  •
  liquidity,

  •
  cash flow from operations,

  •
  adequacy of cash flow for our obligations,

  •
  effects of accounting changes,

  •
  adoption of accounting policies,

  •
  pension plan and other postretirement benefit plan contributions,

  •
  benefit payments, and

  •
  the timing and cost of completion of capital projects.

          Forward-looking statements included or incorporated by reference in this prospectus supplement and accompanying prospectus are identifiable by use of the following words and other similar expressions, among others:

  •
  "anticipate"

  •
  "believe"

  •
  "budget"

  •
  "could"

  •
  "estimate"

  •
  "expect"

  •
  "forecast"

  •
  "intend"

  •
  "may"

  •
  "might"

  •
  "plan"

  •
  "predict"

  •
  "project"

  •
  "should"

          Such statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to:

  •
  those described under "Risk Factors" in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007,

  •
  the adequacy of sources of liquidity,

  •
  effects of the Transactions,

  •
  failure to complete the concurrent offering of convertible notes,

  •
  the effect and results of litigation, tax assessments, audits, and contingencies, and

  •
  other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our other filings with the Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC's Web site at www.sec.gov.

          Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

          All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          Our Web site is located at http://www.deepwater.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other Web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

          We have filed a registration statement with the SEC to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) until we sell all the offered securities. The documents we incorporate by reference are:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2006,

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and

  •
  our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 14, 2007 (dated February 7, 2007), March 6, 2007, April 11, 2007, June 4, 2007, July 23, 2007, August 14, 2007, September 20, 2007, October 1, 2007, October 17, 2007, October 19, 2007, October 24, 2007, October 25, 2007, November 14, 2007, November 21, 2007, November 27, 2007, December 3, 2007 (two filings) and December 5, 2007.

          You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), which we will provide at no cost, by writing or telephoning us at the following address:

  Transocean Inc.
  4 Greenway Plaza
  Houston, Texas 77046
  Attention: Vice President, Investor Relations
  Telephone: (713) 232-7500

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

          Transocean Inc. is a Cayman Islands exempted company and certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of the notes. To bring a claim against us, you may serve our Corporate Secretary, c/o Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046, our U.S. agent appointed for that purpose.

          Walkers, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or (2) original actions brought against us or other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.

SUMMARY

          This summary may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, before making an investment decision. Except when used in "Description of the Notes" and "—The Offering," when we use the terms "Transocean," "we," "our" or the "Company," we are referring to Transocean Inc. together with its consolidated subsidiaries and predecessors and when we use the term "GlobalSantaFe" we are referring to GlobalSantaFe Corporation, a Cayman Islands exempted company, which merged with a subsidiary of ours on November 27, 2007, and its subsidiaries, unless the context otherwise requires. When we use these terms in "Description of the Notes" and the "—The Offering," we mean Transocean Inc. only, unless we indicate or the context requires otherwise.

Our Business

          Transocean Inc. is a leading international provider of offshore contract drilling services for oil and gas wells. As of December 3, 2007, we owned, had partial ownership interests in or operated 140 mobile offshore drilling units. As of this date, our fleet included 39 High-Specification Floaters, 29 Other Floaters, 68 Jackups and four Other Rigs. We also owned or had ownership interests in eight High-Specification Floaters under construction.

          Our mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world. Our primary business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide oil and gas drilling management services on either a dayrate or completed-project, fixed-price (or "turnkey") basis, as well as drilling engineering and drilling project management services, and we participate in oil and gas exploration and production activities.

          Transocean Inc. is a Cayman Islands exempted company with principal executive offices in the U.S. located at 4 Greenway Plaza, Houston, Texas 77046. Our telephone number at that address is (713) 232-7500.

Recent Developments

Reclassification and Merger

          On November 27, 2007, we completed the transactions by which we combined with GlobalSantaFe and effected a reclassification of our ordinary shares. These transactions were contemplated by the Agreement and Plan of Merger dated July 21, 2007 (the "Merger Agreement") among us, our direct wholly owned subsidiary Transocean Worldwide Inc. ("Merger Sub") and GlobalSantaFe. In accordance with the terms of the Merger Agreement, GlobalSantaFe merged with Merger Sub by way of a scheme of arrangement qualifying as an amalgamation under Cayman Islands law, with Merger Sub continuing as the surviving entity (the "Merger"). Immediately prior to the effective time of the Merger, each of our outstanding ordinary shares was reclassified by way of a scheme of arrangement under Cayman Islands law into 0.6996 of our ordinary shares and $33.03 in cash (the "Reclassification" and, together with the Merger, the "Transactions"). At the effective time of the Merger, each outstanding ordinary share of GlobalSantaFe was exchanged for 0.4757 of our ordinary shares (after giving effect to the Reclassification) and $22.46 in cash. We funded the payment of the cash consideration in the Transactions with $15.0 billion of borrowings under our $15.0 billion, one-year senior unsecured bridge loan facility (the "Bridge Loan Facility").

          As a result of the Reclassification, Transocean expects to issue, in the aggregate, approximately 208,364,000 Transocean ordinary shares and pay a total of approximately $9,815,920,000 in cash in exchange for the issued and outstanding Transocean ordinary shares as of the effective time of the Reclassification (including Transocean ordinary shares issued in connection with the vesting of Transocean deferred units and restricted shares).

          As a result of the Merger, Transocean expects to issue, in the aggregate, approximately 107,577,000 Transocean ordinary shares and pay a total of approximately $5,087,793,000 in cash in exchange for the issued and outstanding GlobalSantaFe ordinary shares. Transocean also assumed stock options and stock appreciation rights exercisable for approximately 1,880,000 Transocean ordinary shares.

          As of November 27, 2007, Transocean had approximately 315,941,000 ordinary shares outstanding and approximately 6,301,000 ordinary shares reserved for issuance upon the exercise or conversion of stock options, stock appreciation rights and warrants.

          In connection with seeking regulatory approvals from the Office of Fair Trading for the United Kingdom, Transocean expects to dispose of two GlobalSantaFe floaters working in the U.K. sector of the North Sea.

Proposed Refinancing Transactions

          We expect to repay a portion of the borrowings outstanding under the Bridge Loan Facility with the proceeds from this offering, a concurrent public offering of up to $6.0 billion of convertible notes (plus up to $0.6 billion of convertible notes that may be issued and sold pursuant to the exercise of the underwriters' option to purchase additional notes) and borrowings under a $1.5 billion 364-day revolving credit facility (the "364-Day Revolving Credit Facility"). The convertible notes offering is expected to close concurrently with this offering and provide aggregate net proceeds of approximately $5.94 billion. This offering and the convertible notes offering are not contingent upon each other.

          We have also enhanced our liquidity by entering into a $2.0 billion, five-year revolving credit facility (the "Five-Year Revolving Credit Facility"). We expect to use borrowings under the five-year revolving credit facility for working capital and general corporate purposes. As of the date of this prospectus supplement, we have not yet made any borrowings under the Five-Year Revolving Credit Facility.

          For more information on the concurrent convertible notes offering, the Five-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility, see "Description of Certain Other Indebtedness."

The Offering

Issuer	Transocean Inc.
Notes Offered
$0.5 billion principal amount of 5.25% Senior Notes due 2013, which we refer to as the 2013 notes.
$1.0 billion principal amount of 6.00% Senior Notes due 2018, which we refer to as the 2018 notes.
$1.0 billion principal amount of 6.80% Senior Notes due 2038, which we refer to as the 2038 notes.

We refer to the 2013 notes, the 2018 notes and the 2037 notes collectively as the "notes."
Maturity Date	March 15, 2013 for the 2013 notes. March 15, 2018 for the 2018 notes. March 15, 2038 for the 2038 notes.
Interest Payment Dates	March 15 and September 15.
Ranking
The notes will rank equally with all of our existing and future unsecured, unsubordinated debt and senior to any future subordinated debt. The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries.
Optional Redemption
We may redeem all or part of any series of the senior notes at any time prior to maturity at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest and a "make-whole premium," as described under "Description of Notes — Optional Redemption."
Certain Covenants
The indenture relating to the notes contains limitations on our ability to incur debt secured by specified liens, to engage in sale/leaseback transactions and to engage in specified merger, consolidation, scheme of arrangement or reorganization transactions.
No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system.
Concurrent Convertible Notes Offering
Concurrently with this offering, we are offering up to $6 billion aggregate principal amount of convertible senior notes ($6.6 billion if the underwriters' option to purchase additional convertible notes is exercised in full), which we refer to as the concurrent convertible notes offering.

Use of Proceeds
We intend to use the estimated $2.47 billion of net proceeds from this offering, together with the estimated aggregate net proceeds of $5.94 billion from our proposed concurrent convertible notes offering and $1.5 billion of borrowings under the 364-Day Revolving Credit Facility, to repay a portion of the outstanding borrowings under the Bridge Loan Facility, including loans by certain of the underwriters or their affiliates. See "Underwriting."
Form of the Notes
The notes will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company ("DTC"). The global notes will be registered in the name of Cede & Co., as DTC's nominee.
Risk Factors
We urge you to consider carefully the risks described in "Risk Factors" beginning on page S-22 of this prospectus supplement, and on page 3 of the accompanying prospectus and under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, which are included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

Unaudited Pro Forma Condensed Combined Financial Information

  Sources of Information

          The following unaudited pro forma condensed combined financial statements and related notes present the combined financial statements of Transocean and GlobalSantaFe as if the Transactions contemplated by the Merger Agreement had actually been completed on September 30, 2007 with respect to the balance sheet data or on January 1 of the year presented with respect to the operating results data. The unaudited pro forma financial information has been derived from and should be read together with the historical consolidated financial statements and related notes of Transocean and GlobalSantaFe.

  How We Prepared the Unaudited Pro Forma Financial Information

          The balance sheet data assume the Transactions had been completed on September 30, 2007, and the operating results data assume the Transactions were completed on January 1 of the year presented. If the Transactions had been completed on the dates assumed in the pro forma condensed combined financial statements, the combined company might have performed differently. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the impact of possible cost savings and operational efficiencies nor do they reflect implementation and integration costs and potential costs of harmonizing employee salary and benefit structures. The unaudited pro forma financial information should not be relied upon as an indication of the financial position or results of operations that the combined company would have achieved had the Transactions taken place earlier or the future results that the combined company will achieve after the Transactions.

          Transocean will account for the Reclassification as a reverse stock split and a dividend, which will require restatement of historical weighted average shares outstanding and historical earnings per share for prior periods. Transocean prepared the unaudited pro forma financial information for the Merger using the purchase method of accounting, with Transocean treated as the acquirer. As a result, the assets and liabilities of Transocean remain at historical amounts, without restatement to fair values. The assets and liabilities of GlobalSantaFe are recorded at their preliminary estimated fair values at the assumed date of completion of the Transactions, with the excess of the purchase price over the sum of these fair values recorded as goodwill. The preliminary estimates of fair values are subject to change based on the fair values and the final valuations that will be determined as of the closing date of the Transactions. The pro forma financial information does not reflect the impact of any refinancing of the Bridge Loan Facility, including the offering of the notes.

          The Transocean unaudited pro forma condensed combined financial statements reflect a total purchase price of $17.4 billion, which was calculated using the estimated number of Transocean ordinary shares to be issued in the Merger and a $113.11 per share average trading price of Transocean ordinary shares for a period of time immediately before and after the Transactions were announced, plus estimated cash consideration to be paid to GlobalSantaFe shareholders based on the number of GlobalSantaFe ordinary shares estimated to be outstanding at the time of the Merger and cash consideration of $22.46 per share plus estimated direct Merger costs and expenses and the estimated fair value of GlobalSantaFe stock options and stock appreciation rights assumed by Transocean. The estimated $9.6 billion cash payment to Transocean shareholders, which is characterized as a dividend for accounting purposes, is calculated based on the number of Transocean ordinary shares estimated to be outstanding at the time of the Reclassification.

  Transaction Related Expenses

          Transocean estimates that it will incur fees and expenses totaling approximately $35 million in connection with the Transactions, and it has included these costs in calculating the pro forma purchase price. Additionally, Transocean estimates that GlobalSantaFe has incurred fees and expenses totaling approximately $41 million related to the Transactions. Transocean expects to incur additional charges and expenses relating to restructuring and integrating the operations of GlobalSantaFe and Transocean, the amount of which has not yet been determined.

          Transocean's Performance Award and Cash Bonus Plan contains a change of control clause that provides for payment of the maximum amount of the award that could have been earned under that plan. As a result, Transocean expects to recognize approximately $45 million in expense. Transocean also expects to recognize approximately $30 million in expense related to accelerating the recognition of share based compensation for existing awards under the Long-Term Incentive Plan that are affected by the Reclassification. In addition, Transocean has established a severance plan, for which it expects to recognize expense of approximately $30 million.

          The unaudited pro forma condensed combined statements of operations have not been adjusted for these additional charges and expenses or for other potential cost savings and operational efficiencies that may be realized as a result of the Transactions.

Transocean Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

	September 30, 2007
	Historical
			Pro forma adjustments		Pro forma combined
	Transocean	GlobalSantaFe
	(In millions)
Assets
Current assets:
Cash and cash equivalents	$618	$449	$—	(A)	$1,067
Marketable securities	—	16	—		16
Accounts receivable, net	1,266	1,083	—		2,349
Materials and supplies, net	179	—	144	(B)	323
Other current assets	160	124	(13)	(C)	271

Total current assets	2,223	1,672	131		4,026

Property and equipment, net	7,971	4,814	7,214	(D)	19,999
Goodwill	2,187	334	6,162	(E)	8,683
Other assets	319	161	672	(F)	1,152

Total assets	$12,700	$6,981	$14,179		$33,860

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$406	$341	$116	(G)	$863
Accrued income taxes	156	20	—		176
Debt due within one year	1,018	2	14,727	(H)	15,747
Other current liabilities	419	247	140	(I)	806

Total current liabilities	1,999	610	14,983		17,592

Long-term debt	1,575	565	8	(J)	2,148
Deferred income taxes, net	57	82	708	(K)	847
Other long-term liabilities	566	234	1,342	(L)	2,142

Total liabilities	4,197	1,491	17,041		22,729

Commitments and contingencies
Minority interest	1	—	—		1
Shareholders' equity	8,502	5,490	(2,862)	(M)	11,130

Total liabilities and shareholders' equity	$12,700	$6,981	$14,179		$33,860

See accompanying footnotes to pro forma adjustments.

Transocean Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

	Nine months ended September 30, 2007
	Historical
			Pro forma adjustments		Pro forma combined
	Transocean	GlobalSantaFe
	(In millions, except per share amounts)
Operating revenues	$4,300	$3,165	$582	(N)	$8,047
Cost and expenses
Operating and maintenance	1,858	1,588	(2)	(O)	3,444
Depreciation, depletion and amortization	304	252	462	(P)	1,018
General and administrative	82	80	(9)	(Q)	153

	2,244	1,920	451		4,615
Gain from disposal of assets, net	30	—	—		30
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	—	57	—		57

Operating income	2,086	1,302	131		3,519

Interest expense, net of amounts capitalized	(93)	(22)	(666)	(R)	(781)
Other income (expense), net	312	22	(17)	(S)	317

Income from continuing operations before income tax expense	2,305	1,302	(552)		3,055
Income tax expense	230	142	8	(T)	380

Income from continuing operations	$2,075	$1,160	$(560)		$2,675

Earnings per share from continuing operations:
Basic	$7.17	$5.09			$8.63
Diluted	$6.91	$5.02			$8.40
Weighted average shares outstanding:
Basic	289	228	(207)	(U)	310
Diluted	301	231	(213)	(U)	319
Historical earnings per share, as restated:
Basic	$10.27			(V)
Diluted	$9.90			(V)
Historical weighted average shares outstanding, as restated for reverse stock split:
Basic	202			(V)
Diluted	210			(V)

See accompanying footnotes to pro forma adjustments.

Transocean Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year ended December 31, 2006
	Historical
			Pro forma adjustments		Pro forma combined
	Transocean	GlobalSantaFe
	(In millions, except per share amounts)
Operating revenues	$3,882	$3,313	$698	(N)	$7,893
Cost and expenses
Operating and maintenance	2,155	1,931	(4)	(O)	4,082
Depreciation, depletion and amortization	401	305	617	(P)	1,323
General and administrative	90	84	(14)	(Q)	160

	2,646	2,320	599		5,565
Gain from disposal of assets, net	405	—	—		405
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	—	117	—		117

Operating income	1,641	1,110	99		2,850

Interest expense, net of amounts capitalized	(115)	(17)	(888)	(R)	(1,020)
Other income (expense), net	81	25	—		106

Income from continuing operations before income tax expense	1,607	1,118	(789)		1,936
Income tax expense	222	112	14	(T)	348

Income from continuing operations	$1,385	$1,006	$(803)		$1,588

Earnings per share from continuing operations:
Basic	$4.42	$4.19			$4.77
Diluted	$4.28	$4.13			$4.65
Weighted average shares outstanding:
Basic	313	240	(220)	(U)	333
Diluted	325	244	(226)	(U)	343
Historical earnings per share, as restated:
Basic	$6.32			(V)
Diluted	$6.13			(V)
Historical weighted average shares outstanding, as restated for reverse stock split:
Basic	219			(V)
Diluted	227			(V)

See accompanying footnotes to pro forma adjustments.

Transocean Inc.

Unaudited Condensed Pro Forma Financial Statements
Footnotes to Pro Forma Adjustments
(In millions, except per share data or unless otherwise noted)

A summary of the pro forma adjustments to effect the Transactions is as follows:

A.
Cash and cash equivalents — Represents the pro forma adjustments associated with the following transactions:

Pro forma cash provided by borrowings under Bridge Loan Facility	$14,727
Pro forma cash used in payments to Transocean shareholders	(9,605)
Pro forma cash used in purchasing ordinary shares of GlobalSantaFe, net	(5,062)
Pro forma cash used in payments for debt issue costs	(60)

Pro forma adjustment to cash and cash equivalents, net	$—

B.
Materials and supplies, net — Represents the pro forma adjustment associated with recording the estimated fair value of materials and supplies.

C.
Other current assets — Represents the pro forma adjustment required to eliminate historical deferred expenses related to the contract drilling operations.

D.
Property and equipment, net — Represents the pro forma adjustment to historical amounts to record the estimated fair value of property and equipment, net.

Offshore drilling rigs and related equipment	$7,160
Oil and gas properties	54

Pro forma adjustment to property and equipment, net	$7,214

E.
Goodwill — The amount of goodwill resulting from the Merger is calculated assuming a purchase price of $17,384, which is based on the estimated Transocean ordinary shares to be issued in the Merger and a $113.11 per share price for each Transocean ordinary share plus estimated direct transaction costs and expenses and the estimated fair market value of GlobalSantaFe's stock options and stock appreciation rights assumed in the Merger. See Note M. Shareholders' equity.

  The pro forma adjustments to goodwill as follows:

Pro forma elimination of historical GlobalSantaFe goodwill	$(334)
Pro forma goodwill related to the following segments:
Contract drilling services	6,274
Drilling management services	200
Oil and gas properties	22

Pro forma adjustment to goodwill	$6,162

F.
Other assets — Represents the pro forma adjustment to record the estimated fair value of other assets as follows:

Pro forma intangible assets — drilling management services trade name and customer relationships	$286
Pro forma intangible asset — fair value adjustment to favorable drilling contracts	234
Pro forma adjustment to deferred tax assets resulting from various pro forma adjustments	108
Pro forma deferral of debt issue costs related to the Bridge Loan Facility	60
Pro forma fair value adjustment to pension and other benefit plan assets	22
Pro forma elimination of historical deferred expenses related to contract drilling services	(23)
Pro forma elimination of historical deferred expense related to licensing arrangement	(11)
Pro forma elimination of historical debt issue costs	(4)

Pro forma adjustment to other assets	$672

  Pro forma intangible asset — fair value adjustment to favorable drilling contracts represents the estimated fair market value adjustment to the firm drilling contracts in place at the pro forma balance sheet date (see also Note L. Other long-term liabilities). The various factors that result in the pro forma adjustment are (1) the contracted dayrate for each contract, (2) the start date and term of each contract, (3) the rig class, and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The calculated amount is subject to change based on contract positions and market conditions at the effective time of the Merger. This balance will be amortized using the straight-line method over the respective contract term (see Note N. Operating revenues).

G.
Accounts payable — Represents the pro forma adjustments to accrue liabilities associated with completing the Transactions as follows:

Pro forma effect of GlobalSantaFe severance costs	$51
Pro forma effect of GlobalSantaFe transaction costs	31
Pro forma effect of Transocean transaction costs,	35
Pro forma elimination of historical payables related to licensing arrangement	(1)

Pro forma adjustment to accounts payable	$116

H.
Debt due within one year — Represents the pro forma adjustment to record the pro forma borrowings under the $15 billion Bridge Loan Facility, which was executed on September 28, 2007 with Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., and the other lenders party thereto. At Transocean's election, borrowings may be made under the Bridge Loan Facility at either (1) a base rate or (2) the reserve-adjusted Eurodollar rate plus the applicable margin, which is based upon Transocean's non-credit enhanced senior unsecured public debt rating. The Bridge Loan Facility may be prepaid in whole or in part without premium or penalty. In addition, the Bridge Loan Facility requires mandatory prepayments in an amount equal to 100 percent of the net cash proceeds resulting from any of the following (in each case subject to certain agreed exceptions): (a) the sale or other disposition of any property or assets of Transocean or its subsidiaries above a predetermined threshold; (b) the receipt of certain insurance or condemnation proceeds, (c) certain issuances of equity securities of Transocean or its subsidiaries; and (d) the incurrence of indebtedness for borrowed money by Transocean or its subsidiaries. Transocean expects to refinance the Bridge Loan Facility with permanent financing but may not be able to do so on terms and conditions that are favorable, or at all.

I.
Other current liabilities — Represents the following pro forma adjustments:

Pro forma effect of modification of Transocean warrants	$89
Pro forma fair value adjustment to pension and other benefit plan liabilities	84
Pro forma elimination of historical deferred revenues associated with contract drilling services	(33)

Pro forma adjustment to other current liabilities	$140

  In connection with the Transactions, Transocean amended the warrant agreement to allow warrantholders to receive ordinary shares and a cash payment upon exercise following the Reclassification. Transocean currently believes this cash payment feature will result in a reclassification from permanent equity. The amount reclassified as a pro forma adjustment was calculated based on a $33.03 per share cash payment and the number of warrants outstanding at September 30, 2007 and is subject to change depending on the actual number of warrants outstanding at the closing date of the Transactions.

J.
Long-term debt — Represents the pro forma adjustment to historical amounts related to the estimated fair value of GlobalSantaFe's outstanding debt.

K.
Deferred income tax assets and liabilities — Represents the pro forma adjustment to record the estimated incremental deferred income taxes, which reflects the pro forma tax effect of the difference between the preliminary fair value of GlobalSantaFe's assets, other than goodwill, and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities.

L.
Other long-term liabilities — Represents the following pro forma adjustments:

Pro forma intangible liability — fair value adjustment to unfavorable drilling contracts	$1,421
Pro forma elimination of historical deferred revenues associated with contract drilling services	(72)
Pro forma fair value adjustment to pension and other benefit plan liabilities	(7)

Pro forma adjustment to other long-term liabilities	$1,342

  The pro forma intangible liability — fair value adjustment to unfavorable drilling contracts represents the estimated fair market value adjustment for firm drilling contracts in place at the pro forma balance sheet date. See also Note F. Other assets and Note N. Operating revenues.

M.
Shareholders' equity — Represents the following pro forma adjustments:

Pro forma effect of the Reclassification	$(9,605)
Pro forma purchase price of GlobalSantaFe's ordinary shares	17,384
Pro forma elimination of historical book value of GlobalSantaFe shareholders' equity	(5,490)
Pro forma cash consideration to GlobalSantaFe shareholders	(5,062)
Pro forma effect of modification of Transocean warrants	(89)

Pro forma adjustment to shareholders' equity	$(2,862)

  Immediately prior to the effective time of the Merger, each outstanding Transocean ordinary share was reclassified by way of a scheme of arrangement under Cayman Islands law into (1) 0.6996 Transocean ordinary shares and (2) $33.03 in cash. At the effective time of the Merger, each outstanding ordinary share of GlobalSantaFe was exchanged for (1) 0.4757 Transocean ordinary shares after giving effect to the Reclassification and (2) $22.46 in cash.

Pro forma estimated value of Transocean shares to be issued	$12,128
Pro forma cash consideration to GlobalSantaFe shareholders	5,062
Pro forma fair value of converted GlobalSantaFe stock options and stock appreciation rights	159
Pro forma effect of Transocean transaction costs	35

Total pro forma purchase price	$17,384

  An independent appraisal firm has been engaged to assist Transocean in finalizing the allocation of the purchase price, which is preliminarily based on estimates of fair values and is subject to change based on the fair values and the final valuations that will be determined as of the closing date of the Transactions. Transocean has used the following estimated allocation for purposes of the unaudited pro forma condensed combined financial statements:

Historical net book value of GlobalSantaFe	$5,490
Pro forma fair value adjustment of property and equipment — contract drilling services, net	7,160
Pro forma fair value adjustment of property and equipment — oil and gas properties, net	54
Pro forma fair value adjustment of materials and supplies, net	144
Pro forma fair value adjustment of defined benefit plans, net	(55)
Pro forma elimination of historical deferred revenues associated with contract drilling services	105
Pro forma elimination of historical deferred expenses associated with contract drilling services	(36)
Pro forma adjustment to deferred income taxes resulting from various pro forma adjustments, net	(600)
Pro forma effect of transaction costs	(66)
Pro forma estimated GlobalSantaFe severance costs	(51)
Pro forma adjustment to goodwill	6,162
Pro forma fair value adjustment to drilling contracts, net	(1,187)
Pro forma adjustment to other intangible items, net	286
Other, net	(22)

Total pro forma purchase price	$17,384

N.
Operating revenues — The pro forma adjustment to revenues is related to the amortization of the pro forma fair value adjustment to drilling contracts (see Note F. Other assets and Note L. Other long-term liabilities). Transocean will amortize the balances using the straight-line method over the term of each drilling contract, which will result in an uneven recognition over future periods. Pro forma future amortization of customer drilling contracts is as follows, assuming a September 30, 2007 effective date of the Transactions:

Years ending December 31,
2007	$220
2008	586
2009	229
2010	59
2011	25
Thereafter	68

Total	$1,187

O.
Operating and maintenance — Represents the pro forma adjustment to eliminate the GlobalSantaFe historical expense related to the licensing arrangement entered into between Transocean and GlobalSantaFe for the nine months ended September 30, 2007 and for the year ended December 31, 2006. See also Note S. Other income (expense), net.

P.
Depreciation, depletion and amortization — Represents the following pro forma adjustments:

	Nine months ended September 30, 2007	Year ended December 31, 2006
Pro forma depreciation of offshore drilling rigs and related equipment	$439	$585
Pro forma amortization of intangible assets — drilling management services	14	18
Pro forma depletion of oil and gas properties	10	14
Pro forma elimination of historical amortization expense related to the licensing arrangement	(1)	—

Pro forma adjustment to depreciation, depletion and amortization	$462	$617

  GlobalSantaFe's property and equipment consisted primarily of offshore drilling rigs and related equipment and oil and gas properties. The pro forma depreciation adjustment relates primarily to the pro forma adjustment to fair value of GlobalSantaFe's offshore drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. Transocean estimated remaining useful lives for the drilling units ranging from 10 to 33 years based on original estimated useful lives of 30 to 35 years and consistent with its significant accounting policies.

Q.
General and administrative — Represents the pro forma adjustment to reduce expense in connection with the pro forma fair value adjustments to the pension and postretirement benefit plans.

R.
Interest expense, net of amounts capitalized — Represents the pro forma interest expense associated with the Bridge Loan Facility (see Note H. Debt due within one year) assuming that the full balance of the Bridge Loan Facility is outstanding until the stated maturity with an interest rate of 5.63 percent. The interest rate is based on the 3-month London Interbank Offer Rate of 5.23 percent, available at September 30, 2007, plus the applicable margin. A 0.125 percent change in the assumed interest rate would have a corresponding effect of $14 and $18 on pro forma interest expense for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

S.
Other income (expense), net — The pro forma adjustment represents the elimination of Transocean historical income related to the licensing arrangement between Transocean and GlobalSantaFe for the nine months ended September 30, 2007.

T.
Income taxes — Represents the incremental deferred provision associated with pro forma adjustments.

U.
Weighted average shares outstanding — Represents pro forma adjustments as follows:

	Nine months ended September 30, 2007	Year ended December 31, 2006
Pro forma effect of the Reclassification	(87)	(94)
Pro forma effect of exchanging GlobalSantaFe shares using the exchange ratio	(120)	(126)

Pro forma adjustment to weighted average shares outstanding — basic	(207)	(220)

Pro forma effect of the Reclassification	(91)	(98)
Pro forma effect of exchanging GlobalSantaFe shares using the exchange ratio and assuming GlobalSantaFe stock options and stock appreciation rights	(122)	(128)

Pro forma adjustment to weighted average shares outstanding — diluted	(213)	(226)

V.
Restated historical weighted average shares outstanding and earnings per share — Historical weighted average shares outstanding and earnings per share are restated to reflect the reverse stock split resulting from the Reclassification in accordance with accounting principles generally accepted in the United States. Restated weighted average shares outstanding is recalculated based on the ratio of 0.6996 for each share outstanding in accordance with the merger agreement.

RISK FACTORS

          In considering whether to purchase the notes, you should consider carefully the following matters and those described under "Risk Factors" in the accompanying prospectus, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the notes.

          The notes are obligations exclusively of Transocean Inc., and our existing and future subsidiaries will not guarantee the notes. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash we need to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a junior position to the claims of creditors and securityholders of our subsidiaries on their assets and earnings.

No market currently exists for the notes, and an active trading market for the notes may not develop.

          The notes comprise a new issue of securities for which there is currently no public market. If the notes are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our ordinary shares, our performance and other factors. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans.

Certain affiliates or associated entities of underwriters participating in this offering will receive the net proceeds of this offering, which may present a conflict of interest.

          We will use the proceeds from this offering to partially repay borrowings outstanding under the Bridge Loan Facility. Affiliates of Goldman, Sachs & Co., Lehman Brothers Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Mitsubishi UFJ Securities International plc, DnB NOR Markets, Inc., UBS Securities LLC and Fortis Securities LLC, the underwriters in this offering, are lenders under the Bridge Loan Facility, with respect to, as of December 3, 2007, 22.2%, 11.1% 9.8%, 9.8%, 6.0%, 6.0%, 6.0% and 6.0%, respectively, of the borrowings outstanding under the Bridge Loan Facility. The proceeds from this offering, our concurrent convertible notes offering and borrowings under our 364-Day Revolving Credit Facility will be used to repay the borrowings outstanding under the Bridge Loan Facility.

          The circumstances described above may present a conflict of interest because certain of the underwriters participating in this offering may have an interest in the successful completion of this offering in addition to the underwriting discounts and commissions they expect to receive. See "Underwriting."

          An affiliate of Goldman, Sachs & Co. is administrative agent under the Bridge Loan Facility, and an affiliate of Lehman Brothers Inc. is syndication agent under the Bridge Loan Facility. An affiliate of Goldman, Sachs & Co. and Lehman Brothers Inc. are each joint lead arrangers and joint bookrunners of the Bridge Loan Facility. An affiliate of each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. is a co-documentation agent under the Bridge Loan Facility.

USE OF PROCEEDS

          The net proceeds to us from this offering, after deducting underwriting discounts and our estimated offering expenses, are estimated to be approximately $2.47 billion. We intend to use the proceeds from this offering, together with the estimated aggregate net proceeds of $5.94 billion from our proposed concurrent convertible notes offering and $1.5 billion of borrowings under the 364-Day Revolving Credit Facility, to repay a portion of the outstanding borrowings under the Bridge Loan Facility, including loans made by certain of the underwriters or their affiliates. See "Underwriting." At December 3, 2007, we had $15 billion outstanding under the Bridge Loan Facility. Amounts outstanding under the Bridge Loan Facility currently bear interest at approximately 5.21% per year. The Bridge Loan Facility matures on November 27, 2008. The borrowings under the Bridge Loan Facility were used to fund the cash payments made to shareholders of Transocean and GlobalSantaFe in the Transactions.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table presents our historical ratio of earnings to fixed charges for the nine-month period ended September 30, 2007 and for each of the years in the five-year period ended December 31, 2006. The following table also presents our pro forma ratio of earnings to fixed charges for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006, giving effect to our reclassification and merger transactions with GlobalSantaFe, as if the transactions had occurred on January 1 of the period presented. The transactions were accounted for using the purchase method of accounting with our company treated as the acquiror. The pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the transactions had been completed on that date nor does it necessarily reflect any future ratio of earnings to fixed charges. Please read the unaudited pro forma condensed combined financial statements included in this prospectus supplement.

			Year ended December 31,
	Nine months ended September 30, 2007
			2006		2005		2004		2003		2002
Historical ratio of earnings to fixed charges	15.94	x	12.28	x	7.61	x	2.37	x	1.15	x	(a)
Pro forma ratio of earnings to fixed charges(b)	6.01	x	3.80	x	—		—		—		—

(a)
Total fixed charges exceed total adjusted earnings available for payment of fixed charges by $2,474 million. Total adjusted earnings available for payment of fixed charges includes a $2,876 million goodwill impairment charge.

(b)
The pro forma ratio of earnings to fixed charges includes the effect of the actual interest rates of the senior notes and the convertible senior notes in the concurrent offering and the application of the net proceeds from the offerings to repay a portion of the borrowings under the Bridge Loan Facility.

          We have computed the ratios of earnings to fixed charges shown above by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) from continuing operations before income taxes plus fixed charges, distributed earnings of unconsolidated affiliates and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of unconsolidated affiliates. "Fixed charges" consists of interest expense, capitalized interest, amortization of debt discount or premium and an estimate of the interest within rental expense.

          Our ratio of earnings to fixed charges and preference share dividends for the nine-month period ended September 30, 2007 and for each of the years in the five-year period ended December 31, 2006 is the same as the ratio of earnings to fixed charges because we had no preference shares outstanding for any of the periods presented.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2007:

  •
  on a pro forma basis to give effect to the Transactions and the borrowing of $14.7 billion under the Bridge Loan Facility, and

  •
  on a pro forma as adjusted basis to reflect the borrowing of $1.5 billion under the 364-Day Revolving Credit Facility to repay a portion of the Bridge Loan Facility, the completion of this offering and our proposed concurrent convertible notes offering and the application of the net proceeds of the offerings and such borrowings as described under "Use of Proceeds."

          You should read this table in conjunction with "Summary — Summary Historical Consolidated Financial Data" and "Summary — Selected Unaudited Pro Forma Condensed Combined Financial Information" appearing elsewhere in this prospectus supplement, and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, our consolidated financial statements and related notes and the unaudited pro forma condensed combined financial statements included in this prospectus supplement.

	September 30, 2007
	Pro forma(a)	Pro forma as adjusted(a)(b)
	(In millions)
Debt
Floating Rate Notes due September 2008(c)	$1,000	$1,000
Bridge Loan Facility due November 2008	14,727	4,815
364-Day Revolving Credit Facility due December 2008	—	1,500
6.625% Senior Notes due April 2011	178	178
5% Notes due February 2013	244	244
5.25% Senior Notes due March 2013	—	499
6.00% Senior Notes due March 2018	—	997
7.375% Senior Notes due April 2018	247	247
Zero Coupon Convertible Debentures due May 2020(d)(e)	18	18
1.5% Convertible Debentures due May 2021(d)	400	400
8% Debentures due April 2027	57	57
7.45% Debentures due April 2027	95	95
7% Notes due June 2028	316	316
7.5% Notes due April 2031	598	598
1.625% Series A Convertible Notes due December 2037(f)	—	2,000
1.50% Series B Convertible Notes due December 2037(f)	—	2,000
1.50% Series C Convertible Notes due December 2037(f)	—	2,000
6.80% Senior Notes due March 2038	—	999
Capital lease obligations	15	15

Total debt	17,895	17,978
Less debt due within one year(c)(e)	15,747	7,335

Total long-term debt	2,148	10,643

Total shareholders' equity	11,130	11,130

Total capitalization	$29,025	$29,108

(a)
The pro forma and pro forma as adjusted columns do not include $241 million of debt due to affiliated companies related to our investment in joint ventures, $238 million of which was entered into subsequent to September 30, 2007.

(b)
This offering and the proposed concurrent convertible notes offering are not contingent upon one another. The pro forma, as adjusted column does not reflect any borrowings under our five-year revolving credit facility. See "Summary — Recent Developments — Proposed Refinancing Transactions."

(c)
The Floating Rate Notes due September 2008 were classified as debt due within one year at September 30, 2007.

(d)
On October 19, 2007, we called for redemption our Zero Coupon Convertible Debentures due May 2020 and our 1.5% Convertible Debentures due May 2021 that were outstanding on that date. $18,000 aggregate principal amount of Zero Coupon Convertible Debentures and $3,118,000 aggregate principal amount of 1.5% Convertible Debentures were redeemed on November 15, 2007, and the other debentures were converted by the holders into ordinary shares on or prior to November 15, 2007.

(e)
The Zero Coupon Convertible Debentures were classified as debt due within one year at September 30, 2007 since the bondholders had the right to require us to repurchase the debentures in May 2008.

(f)
Assumes no exercise of the underwriters' option to purchase up to $0.2 billion of additional convertible notes of this series.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Concurrent Convertible Notes Offering

          Concurrently with this offering, we are offering up to $6 billion aggregate principal amount of convertible senior notes ($6.6 billion if the underwriters' option to purchase additional convertible notes is exercised in full).

          The convertible notes will be our unsecured obligations and will rank equally with all of our existing and future unsecured, unsubordinated senior debt. The convertible notes will pay cash interest at an annual rate of 1.625% on the Series A convertible notes, 1.50% on the Series B convertible notes and 1.50% on the Series C convertible notes. Interest will be payable on the convertible notes on June 15 and December 15 of each year, beginning June 15, 2008.

          The convertible notes will mature on December 15, 2037. We will have the right to redeem the convertible notes after December 20, 2010, in the case of the Series A convertible notes, December 20, 2011, in the case of the Series B convertible notes, and December 20, 2012, in the case of the Series C convertible notes, for a price equal to 100% of the principal amount plus interest accrued up to but not including the redemption date.

          A Series A convertible notes holder will have the right to require us to repurchase the convertible notes on each of December 15, 2010, December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032 or upon a fundamental change. A Series B convertible notes holder will have the right to require us to repurchase the convertible notes on each of December 15, 2011, December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032 or upon a fundamental change. A Series C convertible notes holder will have the right to require us to repurchase the convertible notes on each of December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032 or upon a fundamental change. The redemption price will be 100 percent of the principal amount plus accrued interest up to but not including the put date or fundamental change repurchase date.

          Holders may convert their notes prior to the close of business on the business day immediately preceding the stated maturity date only under the following circumstances: (1) if the closing price of our ordinary shares reaches a specified threshold, (2) if the average trading price per $1,000 principal amount of the notes is equal to or less than 98% of the average conversion value of such notes during the relevant note measurement period, (3) if specified distributions to holders of our ordinary shares are made or specified corporate transactions occur, (4) if the notes are called for redemption or (5) during the last quarter prior to the stated maturity of the notes.

          Upon conversion, we will deliver, in lieu of ordinary shares, cash up to the aggregate principal amount of notes to be converted and ordinary shares in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the convertible notes being converted.

Credit Facilities

          We may borrow under both the Five-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility at either (1) a base rate, determined as the greater of (A) the prime loan rate of JPMorgan Chase Bank or (B) the federal funds effective rate plus 1/2 of 1%, or (2) the reserve adjusted LIBOR plus the applicable margin, which is based upon our non-credit enhanced senior unsecured long-term debt rating ("Debt Rating") (a margin of 0.26% for the Five-Year Revolving Credit Facility and 0.28% for the 364-Day Revolving Credit Facility, based on our current credit ratings). A facility fee, varying from 0.07% to 0.17% for the Five-Year Revolving Credit Facility and from 0.05% to 0.15% for the 364-Day Revolving Credit Facility and depending on our Debt Rating, is incurred on the daily amount of the underlying commitment, whether used or unused, throughout the term of each facility. A utilization fee for each facility, varying from 0.05% to 0.10% depending on our Debt Rating, is payable if amounts outstanding under such facility are greater than or equal to 50% of the total underlying commitment.

          Each of the revolving credit facilities may be prepaid in whole or in part without premium or penalty. Each of the revolving credit facilities contains certain covenants that are applicable during the period in which any borrowings are outstanding, including a maximum leverage ratio (requiring a ratio no greater than 3.50 to 1.00 as of June 30, 2008 and 3.00 to 1.00 thereafter) and a debt to capitalization ratio (requiring a ratio of no greater than 0.6 to 1.0). Other provisions of the revolving credit agreements include limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions and mergers and sale of substantially all assets.

Bridge Loan Facility

          After the application of proceeds from this offering, our concurrent convertible notes offering and borrowings under our 364-Day Revolving Credit Facility to repay a portion of the borrowings under the Bridge Loan Facility, amounts will still remain outstanding under the Bridge Loan Facility. We expect to seek to repay a portion of the Bridge Loan Facility with cash from operations. We will likely seek to refinance the remaining portion of the Bridge Loan Facility in whole or in part prior to the expiration of its one-year term. Such refinancing may be effected through borrowings under a term loan bank facility or through other financing transactions.

DESCRIPTION OF THE NOTES

          The notes will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture dated as of the closing date of this offering. We have summarized selected portions of the indenture, the supplemental indenture and the notes below. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture, supplemental indenture and the notes. We urge you to read the indenture, the supplemental indenture and the notes because these documents define your rights as holders of the notes. In this summary, "we," "our" and "us" means Transocean Inc. only, unless we indicate otherwise or the context indicates otherwise.

General

          Each series of notes will constitute a single series of senior debt securities under the indenture. The 2013 notes, 2018 notes and 2038 notes shall be initially limited to $0.5 billion, $1.0 billion and $1.0 billion, respectively. We may, from time to time, without giving notice to or seeking the consent of the existing holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as notes issued in this offering. Any additional notes having such similar terms together with the previously issued notes will constitute a single series of debt securities under the indenture. We may also from time to time repurchase the notes in open market purchases, by tender offer or in negotiated transactions without prior notice to holders.

          The 2013 notes will mature on March 15, 2013 and will bear interest at the rate of 5.25% per annum. The 2018 notes will mature on March 15, 2018 and will bear interest at the rate of 6.00% per annum. The 2038 notes will mature on March 15, 2038 and will bear interest at the rate of 6.80% per annum. Interest on each series of senior notes will accrue from December 11, 2007. Interest on the senior notes will be paid semi-annually, on March 15 and September 15, commencing March 15, 2008, to the holders of record at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the senior notes will be computed on the basis of a 360-day year of twelve 30-day months.

          If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

          Principal is payable, and notes may be presented for registration of transfer and exchange, without service charge, at our office or agency in Fort Worth, Texas, which is initially the office or agency of the trustee in Fort Worth, Texas. See "— Global Notes: Book-Entry Form."

          The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance, redemption or repurchase of securities by us, other than as described below under "— Certain Covenants". The indenture will not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a fundamental change. The notes will not be obligations of, or guaranteed by, any of our existing or future subsidiaries.

          The notes will not be subject to a sinking fund provision.

Ranking/Additional Debt

          The notes will be our general unsecured obligations and will rank:

  •
  senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

  •
  equally in right of payment with all of our existing and future unsecured indebtedness that is not so subordinated (including the debt securities we are proposing to issue in the concurrent convertible note offering); and

  •
  effectively junior to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and will be structurally subordinated to all secured and unsecured liabilities of our subsidiaries.

          The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. We may issue debt securities under the indenture from time to time in the same or separate series, each up to the aggregate amount we authorize from time to time for that series. As of December 3, 2007, we had no secured indebtedness, and our subsidiaries had aggregate indebtedness of $816 million, including $241 million due to affiliated companies related to our investment in certain joint ventures.

Optional Redemption

          Each series of senior notes will be redeemable, at our option, at any time or from time to time, in whole or in part, on any date prior to maturity (the "Redemption Date") in principal amounts of $1,000 or any integral multiple of $1,000 at a price (the "Redemption Price") equal to 100% of the principal amount of the senior notes being redeemed plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Redemption Price will never be less than 100% of the principal amount of the senior notes plus accrued interest to the Redemption Date.

          For each series of senior notes, the amount of the Make-Whole Premium with respect to any senior note (or portion of a senior note) to be redeemed will be equal to the excess, if any, of:

            (i)  the sum of the present values, calculated as of the Redemption Date, of:

              (A)   the remaining scheduled payments of interest on the senior notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date); and

              (B)   the principal amount that, but for the redemption, would have been payable at the final maturity of the senior note (or its portion) being redeemed;

  over

            (ii)  the principal amount of the senior note (or its portion) being redeemed.

          The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus (A) 30 basis points in the case of the 2013 notes, (B) 35 basis points, in the case of the 2018 notes and (C) 40 basis points, in the case of the 2038 notes.

          "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the relevant series. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

          "Comparable Treasury Price" means, with respect to any Redemption Date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

          "Reference Treasury Dealer" means Goldman, Sachs & Co. and Lehman Brothers Inc. and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

          On and after any Redemption Date, interest will cease to accrue on the senior notes called for redemption. Prior to any Redemption Date, we are required to deposit with a paying agent money sufficient to pay the Redemption Price of the senior notes to be redeemed on such date. If we are redeeming less than all the senior notes of a series, the trustee under the indenture must select the senior notes to be redeemed by such method as the trustee deems fair and appropriate.

          We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. The trustee may select for redemption notes and portions of notes in amounts of whole multiples of $1,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

          In the following discussion, "we" or "our" means Transocean Inc. and its subsidiaries, unless the context indicates otherwise. When we refer to our "drilling rigs and drillships," we mean any drilling rig or drillship (or the stock or indebtedness of any subsidiary owning a drilling rig or drillship) that we lease or own, either entirely or in part, and that our board of directors deems to be of material importance to us. No drilling rig or drillship that has a gross book value of less than 2% of our consolidated net tangible assets will be deemed to be of material importance. When we refer to "consolidated net tangible assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with GAAP.

Limitation on Liens

          In the supplemental indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillships, unless we secure the notes equally and ratably with the secured debt. This covenant has exceptions that permit:

  •
  liens already existing on the date the notes are issued,

  •
  liens already existing on a particular drilling rig or drillship at the time we acquire that drilling rig or drillship, and liens already existing on drilling rigs or drillships of a corporation or other entity at the time it becomes our subsidiary,

  •
  liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any drilling rig or drillship, if the debt was incurred prior to, at the time of or within 12 months after that event, and liens securing debt in excess of the purchase price or cost if recourse on the debt is only against the drilling rig or drillship in question,

  •
  liens securing intercompany debt,

  •
  liens in favor of a governmental entity to secure either (1) payments under any contract or statute, or (2) industrial development, pollution control or similar indebtedness,

  •
  liens imposed by law such as mechanics' or workmen's liens,

  •
  governmental liens under contracts for the sale of products or services,

  •
  liens under workers compensation laws or similar legislation,

  •
  liens in connection with legal proceedings or securing taxes or assessments,

  •
  good faith deposits in connection with bids, tenders, contracts or leases,

  •
  deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds, and

  •
  any extensions, renewals or replacements of the above-described liens if both of the following conditions are met:

  (1)
  the amount of debt secured by the new lien does not exceed the amount of debt secured by the existing lien, plus any additional debt used to complete a specific project, and

  (2)
  the new lien is limited to all or a part of the drilling rigs or drillships (plus any improvements) secured by the original lien issued under the supplemental indenture.

In addition, without securing the notes as described above, we may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a "basket" equal to 10% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that would otherwise be prohibited and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

Limitation on Sale and Lease-Back Transactions

          We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

  •
  we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above, or

  •
  within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to (1) the acquisition of any drilling rig or drillship, or (2) the retirement of long-term debt ranking at least equally with the notes.

When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than three years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

Events of Default

          The occurrence of any of the events described in the accompanying prospectus under "Description of the Debt Securities — Events of Default" shall constitute a default for the notes.

Tax Additional Amounts

          We will pay any amounts due with respect to the notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a "withholding tax") imposed by or for the account of the Cayman Islands or any other jurisdiction in which we are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the "Taxing Jurisdiction"), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay you additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

          If the Taxing Jurisdiction requires us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a note with any relevant administrative requirements) pay these additional amounts in respect of principal amount, redemption price and interest (if any), in accordance with the terms of the notes and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, redemption price, repurchase price and interest (if any), on the notes. However, we will not pay any additional amounts in the following instances:

  •
  if any withholding would not be payable or due but for the fact that (1) the holder of a note (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation), is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise having some present or former connection with the Taxing Jurisdiction other than the holding or ownership of the note or the collection of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the notes and the indenture, or the enforcement of the note or (2) where presentation is required, the note was presented more than 30 days after the date such payment became due or was provided for, whichever is later,

  •
  if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge,

  •
  if any withholding tax is attributable to any tax, levy, impost or charge which is payable otherwise than by withholding from payment of principal amount, redemption price, repurchase price and interest (if any),

  •
  if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the note, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax,

  •
  to the extent a holder of a note is entitled to a refund or credit in such Taxing Jurisdiction of amounts required to be withheld by such Taxing Jurisdiction, or

  •
  any combination of the instances described in the preceding bullet points.

          With respect to the fifth bullet point listed above, in the absence of evidence satisfactory to us we may conclusively presume that a holder of a note is entitled to a refund or credit of all amounts required to be withheld. We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member or such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

Global Notes: Book-Entry Form

          The notes will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under the circumstances described below, the notes will not be issued in definitive form in the name of individual holders.

          Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

          Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants including Euroclear and Clearstream. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

          So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the notes represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. Neither our company, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

          We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

          If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time choose not to have notes represented by a global security and will then issue notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to that beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Notices

          Notices to holders of notes will be given by mail to the holder's address as it appears in the notes register.

Information Regarding the Trustee

          Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee and its affiliates provide and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

          The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

          The following discussion summarizes the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes, and represents the opinion of our U.S. counsel, Baker Botts L.L.P., insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

          This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of the notes who purchase the notes at their "issue price" and hold the notes as capital assets. For this purpose only, the "issue price" of the notes is the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, "holder" means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

          This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

  •
  a financial institution,

  •
  a tax-exempt organization,

  •
  an S corporation or other pass-through entity,

  •
  an insurance company,

  •
  a mutual fund,

  •
  a dealer in stocks and securities, or foreign currencies,

  •
  a trader in securities who elects the mark-to-market method of accounting for its securities,

  •
  a holder who is subject to the alternative minimum tax provisions of the Internal Revenue Code,

  •
  any person who actually or constructively owns 10% or more of the total combined voting power of all classes of Transocean stock entitled to vote,

  •
  certain expatriates or former long-term residents of the United States or a person that has a functional currency other than the U.S. dollar,

  •
  a domestic personal holding company,

  •
  a regulated investment company,

  •
  a real estate investment trust,

  •
  a controlled foreign corporation,

  •
  a passive foreign investment company, or

  •
  a holder who holds the notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction.

          This discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

U.S. Holders

          The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in "Material U.S. Federal Income Tax Considerations — Scope of Discussion." As used in this discussion, a "U.S. holder" is a beneficial owner of a note who, for U.S. federal income tax purposes, is:

  •
  an individual U.S. citizen or resident alien,

  •
  a corporation or other entity created or organized under U.S. law (federal or state) and treated as a corporation for U.S. federal income tax purposes,

  •
  an estate whose worldwide income is subject to U.S. federal income tax, or

  •
  a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

  Payments of Interest on the Notes

          In general, a U.S. holder will be required to include interest received on a note as ordinary income at the time it accrues or is received in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

          Generally, the sale, exchange, redemption or other taxable disposition of a note will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under "— Payments of Interest on the Notes," above) and (2) the holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note will generally equal the holder's original purchase price for the note.

          Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. A reduced tax rate on capital gain generally will apply to long term capital gain of a non-corporate shareholder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

          The following is a discussion of the material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in "Material U.S. Federal Income Tax Considerations — Scope of Discussion." As used in this discussion, a "non-U.S. holder" is a beneficial owner of the notes, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. holder.

  Payments of Principal and Interest on the Notes

          The payment of principal and interest on a note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of payment of interest:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Transocean shares;

  •
  the non-U.S. holder is not a controlled foreign corporation that is related to Transocean through stock ownership within the meaning of the Code; and

  •
  the U.S. payor does not have actual knowledge or reason to know that the holder is a U.S. person and either (1) the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8BEN (or a suitable substitute form), or (2) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that a Form W-8BEN (or a substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury Regulations.

          Moreover, as long as Transocean is not engaged in the conduct of any trade or business in the United States, payments will not in any case be subject to U.S. federal withholding tax.

          Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest on a note if such interest is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business. Effectively connected interest received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected interest will not be subject to withholding tax if the holder delivers the appropriate form (currently a Form W-8ECI) to the payor.

  Gain on Disposition of the Notes

          A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or retirement and either (1) has a "tax home" in the United States and certain other requirements are met, or (2) the gain from the disposition is attributable to an office or other fixed place of business the non-U.S. holder maintains in the United States; or

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business.

          However, in some instances a non-U.S. holder may be required to establish an exemption from U.S. federal income and withholding tax with respect to amounts attributable to accrued interest on the notes. See "— Withholding Tax on Payments of Principal and Interest on the Notes."

Backup Withholding and Information Reporting

  U.S. Holders

          Interest on the notes paid within the United States or through certain U.S.-related financial intermediaries is subject to information reporting and may be subject to backup withholding (currently at a 28% rate) unless the holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of the notes.

          In addition to being subject to backup withholding, if a U.S. holder of the notes does not provide Transocean (or the paying agent) with the holder's correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided that the holder furnishes certain required information to the Internal Revenue Service.

  Non-U.S. Holders

          Non-U.S. holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

CAYMAN ISLANDS TAX CONSEQUENCES

          According to our Cayman Islands counsel, Walkers, there is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding notes. We have obtained an undertaking from the Governor in Cabinet of the Cayman Islands under the Tax Concession Law (as amended) that, in the event that any legislation is enacted in the Cayman Islands imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not until May 31, 2019 apply to us or to any of our operations or our shares, notes, debentures or other obligations. Therefore, there should be no Cayman Islands tax consequences with respect to holding notes; however, if notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of 1/4 of 1% of the face value of the note, subject to a maximum of CI$250.00 per note.

UNDERWRITING

          We and the underwriters for the offering named below have entered into an underwriting agreement dated December 4, 2007 with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 5.25% Notes Due 2013	Principal Amount of 6.00% Notes Due 2018	Principal Amount of 6.80% Notes Due 2038
Goldman, Sachs & Co.	$200,000,000	$400,000,000	$400,000,000
Lehman Brothers Inc.	$100,000,000	$200,000,000	$200,000,000
Citigroup Global Markets Inc.	$100,000,000	$—	$—
J.P. Morgan Securities Inc.	$—	$100,000,000	$40,000,000
Mitsubishi UFJ Securities International plc	$45,000,000	$—	$100,000,000
DnB NOR Markets, Inc.	$45,000,000	$—	$100,000,000
Fortis Securities LLC	$10,000,000	$130,000,000	$—
UBS Securities LLC	$—	$74,000,000	$—
Banc of America Securities LLC	$—	$16,000,000	$30,000,000
Greenwich Capital Markets, Inc.	$—	$16,000,000	$30,000,000
HSBC Securities (USA) Inc.	$—	$16,000,000	$30,000,000
Morgan Stanley & Co. Incorporated	$—	$15,000,000	$20,000,000
Scotia Capital (USA) Inc.	$—	$15,000,000	$10,000,000
Fifth Third Securities, Inc.	$—	$6,000,000	$10,000,000
Standard Chartered Bank	$—	$6,000,000	$10,000,000
Piper Jaffray & Co.	$—	$6,000,000	$10,000,000
BNY Capital Markets, Inc.	$—	$—	$10,000,000

Total	$500,000,000	$1,000,000,000	$1,000,000,000

          The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

          Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any 2013 notes, 2018 notes and 2038 notes, respectively, sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35%, 0.40% and 0.50%, respectively, of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

          The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

          In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

            (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

            (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (d)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

            (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

            (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

          The notes may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2 million.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. More than 10% of the net proceeds of this offering may be paid to certain of the underwriters or their affiliates to repay the Bridge Loan Facility. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2710(h) of the NASD conduct rules.

          Each of Mitsubishi UFJ Securities International plc and Standard Chartered Bank is not, and certain other underwriters may not be, a U.S.-registered broker-dealer and, therefore, to the extent that any such underwriter intends to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

          An affiliate of Citigroup Global Markets Inc. is the co-documentation agent for the Bridge Loan Facility and is the syndication agent for the lenders under the Five-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility. An affiliate of J.P. Morgan Securities Inc. is the administrative agent for the Five-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility. An affiliate of Mitsubishi UFJ Securities International plc is the co-documentation agent for the Five-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility. These affiliates receive customary fees and expenses in connection with each of these roles.

LEGAL MATTERS

          Certain legal matters in connection with the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our general counsel, Eric B. Brown, Esq., and by our outside counsel, Baker Botts L.L.P., Houston, Texas. Walkers, Cayman Islands will pass upon certain matters for us relating to Cayman Islands law. The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

          The consolidated financial statements and schedule of Transocean Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting, incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, and are incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements and schedule of GlobalSantaFe Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2006, which is incorporated herein by reference to Transocean Inc.'s Current Report on Form 8-K filed on December 3, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          Certain information with respect to our proved oil and natural gas reserves in the United States was prepared by Netherland, Sewell and Associates, Inc., and has been incorporated herein by reference upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report. In addition, certain information with respect to our proved oil and natural gas reserves in the United Kingdom was prepared by the firm of DeGolyer and MacNaughton, and has been incorporated herein by reference upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          With respect to the unaudited condensed financial information of GlobalSantaFe and subsidiaries for the three-month and nine-month periods ended September 30, 2007 and 2006, incorporated herein by reference to Transocean Inc.'s Current Report on Form 8-K filed on December 3, 2007, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 1, 2007, for the three-month and nine-month periods ended September 30, 2007 and 2006, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited condensed financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Transocean Inc.

Debt Securities

Ordinary Shares

Preference Shares

Warrants

        We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our ordinary shares are traded on the New York Stock Exchange under the trading symbol "RIG."

        You should consider carefully the risk factors beginning on page 3 of this prospectus and in any applicable prospectus supplement before purchasing any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2007

About This Prospectus
Forward-Looking Information
About Transocean Inc.
Where You Can Find More Information
Risk Factors
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of the Debt Securities
Description of Share Capital
Description of Ordinary Shares
Description of Preference Shares
Description of Warrants
Anti-Takeover Provisions
Plan of Distribution
Legal Matters
Experts
Independent Registered Public Accounting Firm

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission ("SEC") using a "shelf" registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference into this prospectus, the prospectus supplement and any pricing supplement. We have not authorized anyone to provide you with different information. You should assume that the information appearing in or incorporated by reference into this prospectus, any prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of our operations, including statements about the following subjects:

  •
  contract commencements,

  •
  contract option exercises,

  •
  revenues,

  •
  expenses,

  •
  results of operations,

  •
  commodity prices,

  •
  customer drilling programs,

  •
  supply and demand,

  •
  utilization rates,

  •
  dayrates,

  •
  contract backlog,

  •
  effects and results of the GlobalSantaFe merger and related transactions,

  •
  planned shipyard projects and rig mobilizations and their effects,

  •
  newbuild projects and opportunities,

  •
  other major upgrades,

  •
  the potential purchase of an ownership interest in a joint venture that will own an Enterprise-class drillship,

  •
  contract awards,

  •
  drillship delivery dates,

  •
  expected downtime,

  •
  insurance proceeds,

  •
  cash investments of our wholly-owned captive insurance company,

  •
  market outlook for our various geographical operating sectors,

  •
  effects of new rigs on the market,

  •
  issuance of new debt,

  •
  income related to and any payments to be received under the TODCO tax sharing agreement,

  •
  debt reduction,

  •
  planned asset sales,

  •
  timing of asset sales,

  •
  proceeds from asset sales,

  •
  our effective tax rate,

  •
  changes in tax laws, treaties and regulations,

  •
  tax assessments,

  •
  our other expectations with regard to market outlook,

  •
  operations in international markets,

  •
  the level of expected capital expenditures,

  •
  results and effects of legal proceedings and governmental audits and assessments,

  •
  adequacy of insurance,

  •
  liabilities for tax issues, including those associated with our activities in Brazil, Norway and the United States,

  •
  liquidity,

  •
  cash flow from operations,

  •
  adequacy of cash flow for our obligations,

  •
  effects of accounting changes,

  •
  adoption of accounting policies,

  •
  pension plan and other postretirement benefit plan contributions,

  •
  benefit payments, and

  •
  the timing and cost of completion of capital projects.

ii

        Forward-looking statements in this prospectus are identifiable by use of the following words and other similar expressions among others:

  •
  "anticipates"

  •
  "believes"

  •
  "budgets"

  •
  "could"

  •
  "estimates"

  •
  "expects"

  •
  "forecasts"

  •
  "intends

  •
  "may"

  •
  "might"

  •
  "plans"

  •
  "predicts"

  •
  "projects"

  •
  "scheduled"

  •
  "should"

        Such statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to.

  •
  those described under "Risk Factors" included herein and in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our other SEC filings,

  •
  the adequacy of sources of liquidity,

  •
  the effect and results of litigation, tax audits and contingencies, and

  •
  other factors discussed in this prospectus and in our other filings with the SEC, which are available free of charge on the SEC's website at http://www.sec.gov.

        Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

        All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

iii

ABOUT TRANSOCEAN INC.

        We are a leading international provider of offshore contract drilling services for oil and gas wells. As of December 3, 2007, we owned, had partial ownership interests in or operated 140 mobile offshore drilling units. As of this date, our fleet included 39 High-Specification Floaters, 29 Other Floaters, 68 Jackups and four Other Rigs. We also owned or had ownership interests in eight High-Specification Floaters under construction.

        Our mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world. Our primary business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide oil and gas drilling management services on either a dayrate or completed-project, fixed-price (or "turnkey") basis, as well as drilling engineering and drilling project management services, and we participate in oil and gas exploration and production activities.

        Our principal executive offices in the United States are located at 4 Greenway Plaza, Houston, Texas 77046, and our telephone number at that address is (713) 232-7500. As used in this prospectus, unless we state otherwise or the context indicates otherwise, "Transocean," "we," "our" and similar terms mean Transocean Inc., a Cayman Islands exempted company, and its subsidiaries and "GlobalSantaFe" means GlobalSantaFe Corporation, a Cayman Islands exempted company, which merged with a subsidiary of ours on November 27, 2007, and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all of the offered securities are sold. The documents we incorporate by reference are:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

  •
  our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 14, 2007 (dated February 7, 2007), March 6, 2007, April 11, 2007, June 4, 2007, July 23, 2007, August 14, 2007, September 20, 2007, October 1, 2007, October 17, 2007, October 19, 2007, October 24, 2007, October 25, 2007, November 14, 2007, November 21, 2007, November 27, 2007 and December 3, 2007 (two filings); and

  •
  the description of our ordinary shares contained in our Current Report on Form 8-K/A filed with the SEC on November 27, 2007.

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

    Transocean Inc.
    4 Greenway Plaza
    Houston, Texas 77046
    Attn: Investor Relations
    (713) 232-7500

        You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

RISK FACTORS

        In addition to the other information contained in this prospectus and the documents incorporated by reference, including, without limitation, Transocean's Annual Report on Form 10-K for the year ended December 31, 2006, you should carefully consider the risk factors below before buying any of our securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Information." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Our business depends on the level of activity in the offshore oil and gas industry, which is significantly affected by volatile oil and gas prices and other factors.

        Our business depends on the level of activity in oil and gas exploration, development and production in offshore areas worldwide. Oil and gas prices and market expectations of potential changes in these prices significantly affect this level of activity. However, higher commodity prices do not necessarily translate into increased drilling activity since customers' expectations of future commodity prices typically drive demand for our rigs. Also, increased competition for customers' drilling budgets could come from, among other areas, land-based energy markets in Africa, Russia, the Middle East, Alaska or elsewhere. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments also affect customers' drilling campaigns. Worldwide military, political and economic events have contributed to oil and gas price volatility and are likely to do so in the future. Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:

  •
  worldwide demand for oil and gas;

  •
  the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and pricing;

  •
  the level of production in non-OPEC countries;

  •
  the policies of various governments regarding exploration and development of their oil and gas reserves;

  •
  advances in exploration and development technology; and

  •
  the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Our industry is highly competitive and cyclical, with intense price competition.

        The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered. Mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

        This industry has historically been cyclical and is impacted by oil and gas price levels and volatility. There have been periods of high demand, short rig supply and high dayrates, followed by periods of low demand, excess rig supply and low dayrates. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply intensify the competition in the industry and often result in rigs being idle for long periods of time. We may be required to idle rigs or enter into lower rate contracts in response to market conditions in the future.

        During prior periods of high utilization and dayrates, industry participants have increased the supply of rigs by ordering the construction of new units. This has typically resulted in an oversupply of drilling units and has caused a subsequent decline in utilization and dayrates, sometimes for extended periods of time. There are numerous high-specification rigs and jackups under contract for construction and mid-water semisubmersibles that are being upgraded to enhance their operating capability. The entry into service of these new and upgraded units will increase supply and could curtail a further strengthening of dayrates, or reduce them, as rigs are absorbed into the active fleet. Any further increase in construction of new drilling units could exacerbate the negative impact on utilization and dayrates. Lower utilization and dayrates in one or more of the regions in which we operate could adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain classes of our drilling rigs or our goodwill balance if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs, or the goodwill balance, may not be recoverable.

Our business involves numerous operating hazards.

        Our operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punch-throughs, craterings, fires and natural disasters such as hurricanes and tropical storms. In particular, the Gulf of Mexico area is subject to hurricanes and other extreme weather conditions on a relatively frequent basis, and our drilling rigs in the region may be exposed to damage or total loss by these storms (some of which may not be covered by insurance). The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury to or death of rig personnel. We are also subject to personal injury and other claims by rig personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services, or personnel shortages. In addition, offshore drilling operations are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual rights to indemnity may not adequately cover losses, and we do not have insurance coverage or rights to indemnity for all risks.

        Consistent with standard industry practice, our clients generally assume, and indemnify us against, well control and subsurface risks under dayrate contracts. These are risks associated with the loss of control of a well, such as blowout or cratering, the cost to regain control of or redrill the well and associated pollution. However, there can be no assurance that these clients will be financially able to indemnify us against all these risks.

        We maintain broad insurance coverage, including coverage for property damage, occupational injury and illness, and general and marine third-party liabilities. Property damage insurance covers against marine and other perils, including losses due to capsizing, grounding, collision, fire, lightning, hurricanes and windstorms (excluding named storms in the U.S. Gulf of Mexico and war perils worldwide, for which we generally have no coverage), action of waves, punch-throughs, cratering, blowouts and explosion. However, we maintain large self-insured deductibles for damage to our offshore drilling equipment and third-party liabilities. With respect to hull and machinery we generally maintain a $125 million deductible per occurrence, subject to a $250 million annual aggregate deductible. In the event that the $250 million annual aggregate deductible has been exceeded, the hull and machinery deductible becomes $10 million per occurrence. However, in the event of a total loss or a constructive total loss of a drilling unit, then such loss is fully covered by our insurance with no deductible. For general and marine third-party liabilities we generally maintain a $10 million per occurrence deductible on personal injury liability for crew claims ($5 million for non-crew claims) and a $5 million per occurrence deductible on third-party property damage. We also self insure the primary $50 million of liability limits in excess of the $5 million and $10 million per occurrence deductibles described in the prior sentence. We do not generally have hull and machinery coverage for losses due to hurricanes in the U.S Gulf of Mexico and war perils worldwide. The amount of our insurance may be less than the related impact on enterprise value after a loss.

        Our insurance coverage will not in all situations provide sufficient funds to protect us from all liabilities that could result from our drilling operations. Our coverage includes annual aggregate policy limits. As a result, we retain the risk through self-insurance for any losses in excess of these limits. We do not carry insurance for loss of revenue and certain other claims may also not be reimbursed by insurance carriers. Any such lack of reimbursement may cause us to incur substantial costs. In addition, we could decide to retain substantially more risk through self-insurance in the future.

Failure to obtain and retain key personnel could hurt our operations.

        We require highly skilled personnel to operate and provide technical services and support for our business worldwide. Competition for the labor required for drilling operations, including for turnkey drilling and drilling management services businesses and construction projects, has intensified as the number of rigs activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. If turnover increases, we could see a reduction in the experience level of our personnel, which could lead to higher downtime and more operating incidents, which in turn could decrease revenues and increase costs. In response to these labor market conditions, we are increasing efforts in our recruitment, training, development and retention programs as required to meet our anticipated personnel needs. If these labor trends continue, we may experience further increases in costs or limits on operations.

Labor costs and the operating restrictions under which we operate could increase as a result of collective bargaining negotiations and changes in labor laws and regulations.

        Some of our employees and contracted labor work under collective bargaining agreements, and most of these employees and contracted labor work in the United Kingdom, Nigeria and Norway. Many of these represented individuals are working under agreements that are subject to ongoing salary negotiation in 2007. These negotiations could result in higher personnel expenses, other increased costs or increased operating restrictions. Additionally, the unions in the United Kingdom are seeking an interpretation of the Offshore Working Directive, which was recently extended to include U.K. offshore workers, that could result in higher labor costs and undermine our ability to obtain a sufficient number of skilled workers in the United Kingdom.

Shipyard projects and other operations are subject to delays and cost overruns.

        We have committed to a total of eight deepwater newbuild rig projects and two Sedco 700-series rig upgrades. We are also discussing other potential newbuild opportunities with several of our oil and gas company clients. We also have a variety of other more limited shipyard projects at any given time. These shipyard projects are subject to the risks of delay or cost overruns inherent in any such construction project resulting from numerous factors, including the following:

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  shipyard unavailability;

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  shortages of equipment, materials or skilled labor;

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  unscheduled delays in the delivery of ordered materials and equipment;

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  engineering problems, including those relating to the commissioning of newly designed equipment;

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  work stoppages;

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  client acceptance delays;

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  weather interference or storm damage;

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  unanticipated cost increases; and

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  difficulty in obtaining necessary permits or approvals.

        These factors may contribute to cost variations and delays in the delivery of our upgraded and newbuild units and other rigs undergoing shipyard projects. Delays in the delivery of these units would result in delay in contract commencement, resulting in a loss of revenue to us, and may also cause customers to terminate or shorten the term of the drilling contract for the rig pursuant to applicable late delivery clauses. In the event of termination of one of these contracts, we may not be able to secure a replacement contract on as favorable terms.

        Our operations also rely on a significant supply of capital and consumable spare parts and equipment to maintain and repair our fleet. We also rely on the supply of ancillary services, including supply boats and helicopters. Recently, we have experienced increased delivery times from vendors due to increased drilling activity worldwide and the increase in construction and upgrade projects and have also experienced a tightening in the availability of ancillary services. We have recently replaced our primary global logistics provider, which may result in delays and disruptions, and potentially increased costs, in some operations. Shortages in materials, delays in the delivery of necessary spare parts, equipment or other materials, or the unavailability of ancillary services could negatively impact our future operations and result in increases in rig downtime, and delays in the repair and maintenance of our fleet.

Failure to secure a drilling contract prior to deployment of two of our newbuild drillships could adversely affect our results of operations.

        In September 2007, GlobalSantaFe entered into a contract with Hyundai Heavy Industries, Ltd. for the construction of a new drillship. In addition, the drillship Deepwater Pacific 2 that is being constructed by our joint venture with Pacific Drilling is scheduled for delivery in the fourth quarter of 2009. We have not yet secured a drilling contract for either drillship. Historically, the industry has experienced prolonged periods of overcapacity, during which many rigs were idle for long periods of time. Our failure to secure a drilling contract for either rig prior to its deployment could adversely affect our results of operations.

The anticipated benefits of our merger with GlobalSantaFe may not be realized, and there may be difficulties in integrating our operations.

        We merged with GlobalSantaFe with the expectation that the merger and the related transactions would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies. We may not achieve these benefits at the levels expected or at all. If we fail to achieve these expected benefits, our results of operations and enterprise value may be adversely affected.

        We may not be able to integrate our operations with those of GlobalSantaFe, which merged with a subsidiary of ours on November 27, 2007, without a loss of employees, customers or suppliers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the merger and related transactions. Any unexpected delays incurred in connection with the integration could have an adverse effect on our business, results of operations or financial condition.

Our business will change as a result of our recent combination with GlobalSantaFe.

        Our business will change as a result of our recent combination with GlobalSantaFe. Following the Transactions, our relative exposure to the jackup market will increase. Portions of the jackup market, including the U.S. Gulf of Mexico, have in recent periods experienced some amount of softness. Additionally, as a result of the combination, we will now be engaged in turnkey drilling operations and conduct oil and gas operations which, as described below, will expose us to additional risks.

As a result of the merger transaction with GlobalSantaFe, our overall debt level increased, and we may lose the ability to obtain future financing and suffer competitive disadvantages.

        We have a substantial amount of debt. As a result of the reclassification and merger transactions with GlobalSantaFe, our overall debt level increased from approximately $2.6 billion at September 30, 2007, to approximately $18.8 billion at such date on a pro forma basis after giving effect to these transactions. Our level of debt and other obligations could have significant adverse consequences on our business and future prospects, including the following:

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  we may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

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  we may not be able to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

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  we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

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  less levered competitors could have a competitive advantage because they have lower debt service requirements; and

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  we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors.

We may not be successful in refinancing our bridge loan facility, and the terms of any refinancing may not be favorable to us.

        Our bridge loan facility has a maturity of one year. Although we expect to refinance this debt on more favorable terms, such refinancing is subject to conditions in the credit markets, which are currently volatile, and there can be no assurance that we will be successful in refinancing the debt or that the terms of the refinancing will be favorable to us, which could adversely affect our results of operations or financial condition.

Our overall debt level and/or our inability to refinance the bridge loan facility on favorable terms could lead the credit rating agencies to lower our corporate credit ratings below currently expected levels and possibly below investment grade.

        Market conditions could prohibit us from refinancing the bridge loan facility at favorable rates and terms, which could limit our ability to efficiently repay debt and could cause us to maintain a high level of leverage or issue debt with unfavorable terms and conditions. This leverage level could lead the credit rating agencies to downgrade our credit ratings below currently expected levels and possibly to non-investment grade levels. Such ratings levels could negatively impact current and prospective customers' willingness to transact business with us. Suppliers may lower or eliminate the level of credit provided through payment terms when dealing with us thereby increasing the need for higher levels of cash on hand, which would decrease our ability to repay debt balances.

A loss of a major tax dispute or a successful challenge to our tax structure could result in a significant loss or in a higher tax rate on our worldwide earnings or both.

        We are a Cayman Islands company and also operate through various subsidiaries around the world. Our income taxes are based upon the applicable tax laws and tax rates in effect in the countries in which we operate and upon how we are structured in these countries. Our income tax returns are subject to review and examination in such countries. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the tax presence of key subsidiaries in certain countries; or if the terms of certain income tax treaties are changed in a manner that is adverse to our structure; or if we lose a material dispute in any country, particularly in the United States or Norway, our effective tax rate on our worldwide earnings could increase substantially and our financial results could be materially adversely affected.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher or lower tax rate on our worldwide earnings.

        We operate worldwide through our various subsidiaries in a number of countries throughout the world. Consequently, we are subject to tax laws, treaties and regulations in and between the countries in which we operate. A change in those tax laws, treaties or regulations could result in a higher or lower effective tax rate on our worldwide earnings.

        One such treaty is currently in the process of being renegotiated. This renegotiation will likely result in a change in the terms of the treaty that is adverse to our tax structure, which in turn would increase our effective tax rate, and such increase could be material. We are monitoring the progress of the treaty renegotiation with a view to determining what, if any, steps are appropriate to mitigate any potential negative impact. We may not be able to fully, or partially, mitigate any negative impact of this treaty renegotiation or any other future changes in treaties.

        Various proposals have been made in recent years that, if enacted into law, could have an adverse impact on us. Examples include, but are not limited to, proposals that would broaden the circumstances in which a non-U.S. company would be considered a U.S. resident and a proposal that could limit treaty benefits on certain payments by U.S. subsidiaries to non-U.S. affiliates. Such legislation, if enacted, could cause a material increase in our tax liability and effective tax rate.

Our non-U.S. operations involve additional risks not associated with our U.S. operations.

        We operate in various regions throughout the world, which may expose us to political and other uncertainties, including risks of:

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  terrorist acts, war and civil disturbances;

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  expropriation or nationalization of equipment; and

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  the inability to repatriate income or capital.

        We are protected to a substantial extent against loss of capital assets, but generally not loss of revenue, from most of these risks through indemnity provisions in our drilling contracts. Effective May 1, 2007, our assets are generally not insured against risk of loss due to perils such as terrorist acts, civil unrest, expropriation, nationalization and acts of war. Pollution and environmental risks generally are not totally insurable. If a significant accident or other event occurs and is not fully covered by insurance or an enforceable or recoverable indemnity from a client, it could adversely affect our consolidated financial position, results of operations or cash flows.

        Many governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

        Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, and taxation of offshore earnings and earnings of expatriate personnel. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil or gas price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

        Another risk inherent in our operations is the possibility of currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available in the country of operation.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

        In June 2007, GlobalSantaFe's management retained independent outside counsel to conduct an internal investigation of its Nigerian and West African operations, focusing on brokers who handled customs matters with respect to its affiliates operating in those jurisdictions and whether those brokers have fully complied with the U.S. Foreign Corrupt Practices Act ("FCPA") and local laws. GlobalSantaFe commenced its investigation following announcements by other oilfield service companies that they were independently investigating the FCPA implications of certain actions taken by third parties in respect of customs matters in connection with their operations in Nigeria, as well as another company's recently announced settlement implicating a third party handling customs matters in Nigeria. In each case, the customs broker was reported to be Panalpina Inc., which GlobalSantaFe used to obtain temporary import permits for its rigs operating offshore Nigeria. GlobalSantaFe voluntarily disclosed its internal investigation to the U.S. Department of Justice (the "DOJ") and the SEC and, at their request, expanded its investigation to include the activities of its customs brokers in other West African countries and the activities of Panalpina Inc. worldwide. The investigation is focusing on whether the brokers have fully complied with the requirements of their contracts, local laws and the FCPA. In late November 2007, GlobalSantaFe received a subpoena from the SEC for documents related to its investigation. In this connection, the SEC advised GlobalSantaFe that it had issued a formal order of investigation. After the completion of the merger transaction with GlobalSantaFe, the independent outside counsel began formally reporting directly to our audit committee. Our legal representatives are keeping the DOJ and SEC apprised of the scope and details of their investigation and producing relevant information in response to their requests.

        On July 25, 2007, our legal representatives met with the DOJ in response to a notice we received requesting such a meeting regarding our engagement of Panalpina Inc. for freight forwarding and other services in the United States and abroad. The DOJ has informed us that it is conducting an investigation of alleged FCPA violations by oil service companies who used Panalpina Inc. and other brokers in Nigeria and other parts of the world. We began developing an investigative plan which would allow us to promptly review and produce relevant and responsive information requested by the DOJ. Subsequently, we expanded this investigation to include one of our agents for Nigeria. The investigation is being conducted by outside counsel who reports directly to the audit committee of our board of directors. The investigation has focused on whether the customs brokers and agent have fully complied with the terms of their respective agreements, the FCPA and local laws. We prepared and presented an investigative plan to the DOJ and have informed the SEC of the ongoing investigation. We have begun implementing the investigative plan.

        We cannot predict the ultimate outcome of these investigations, the effect of implementing any further measures that may be necessary to ensure full compliance with applicable laws or to what extent, if at all, we could be subject to fines, sanctions or other penalties. Our investigation includes a review of amounts paid to and by customs brokers in connection with the obtaining of permits for the temporary importation of vessels and the clearance of goods and materials. These permits and clearances are necessary in order for us to operate our vessels in certain jurisdictions. There is a risk that we may not be able to obtain import permits or renew temporary importation permits in West

African countries, including Nigeria, in a manner that complies with the FCPA. As a result, we may not have the means to renew temporary importation permits for rigs located in the relevant jurisdictions as they expire or to send goods and equipment into those jurisdictions, in which event we may be forced to terminate the pending drilling contracts and relocate the rigs or leave the rigs in these countries and risk permanent importation issues, either of which could have an adverse effect on our financial results. In addition, termination of drilling contracts could result in damage claims by customers.

Our operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

        Our operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in dayrate. However, costs for operating a rig are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should our rigs incur idle time between contracts, we typically will not de-man those rigs because we will use the crew to prepare the rig for its next contract. During times of reduced activity, reductions in costs may not be immediate as portions of the crew may be required to prepare rigs for stacking, after which time the crew members are assigned to active rigs or dismissed. In addition, as our rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

Our drilling contracts may be terminated due to a number of events.

        Our customers may terminate or suspend some of our term drilling contracts without paying a termination fee under various circumstances such as the loss or destruction of the drilling unit, downtime or impaired performance caused by equipment or operational issues, some of which will be beyond our control, or sustained periods of downtime due to force majeure events. Suspension of drilling contracts results in loss of the dayrate for the period of the suspension. If our customers cancel some of our significant contracts and we are unable to secure new contracts on substantially similar terms, it could adversely affect our results of operations. In reaction to depressed market conditions, customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

We are subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

        We are subject to a variety of litigation and may be sued in additional cases. Certain of our subsidiaries are named as defendants in numerous lawsuits alleging personal injury as a result of exposure to asbestos or toxic fumes or resulting from other occupational diseases, such as silicosis, and various other medical issues that can remain undiscovered for a considerable amount of time. Some of these subsidiaries that have been put on notice of potential liabilities have no assets. Other subsidiaries are subject to litigation relating to environmental damage. We cannot predict the outcome of these cases involving those subsidiaries or the potential costs to resolve them. Insurance may not be applicable or sufficient in all cases, insurers may not remain solvent, and policies may not be located. Suits against non-asset-owning subsidiaries have and may in the future give rise to alter ego or successor-in-interest claims against us and our asset-owning subsidiaries to the extent a subsidiary is unable to pay a claim or insurance is not available or sufficient to cover the claims. To the extent that one or more pending or future litigation matters are not resolved in our favor and are not covered by insurance, a material adverse effect on our financial results and condition could result.

Turnkey drilling operations expose us to additional risks, which can adversely affect our profitability, because we assume the risk for operational problems and the contracts are on a fixed-price basis.

        We conduct most of our drilling services under dayrate drilling contracts where the customer pays for the period of time required to drill or work over a well. However, we also enter into a significant number of turnkey contracts each year. Our compensation under turnkey contracts depends on whether we successfully drill to a specified depth or, under some of the contracts, complete the well. Unlike dayrate contracts, where ultimate control is exercised by the customer, we are exposed to additional risks when serving as a turnkey drilling contractor because we make all critical decisions. Under a turnkey contract, the amount of our compensation is fixed at the amount we bid to drill the well. Thus, we will not be paid if operational problems prevent performance unless we choose to drill a new well at our expense. Further, we must absorb the loss if problems arise that cause the cost of performance to exceed the turnkey price. Given the complexities of drilling a well, it is not unusual for unforeseen problems to arise. We do not generally insure against risks of unbudgeted costs associated with turnkey drilling operations. By contrast, in a dayrate contract, the customer retains most of these risks. As a result of the additional risks we assume in performing turnkey contracts, costs incurred from time to time exceed revenues earned. Accordingly, in prior quarters, GlobalSantaFe incurred significant losses on certain of its turnkey contracts, and we can expect that will continue to be the case in the future. Depending on the size of these losses, they may have a material adverse affect on the profitability of our drilling management services business in a given period.

Turnkey drilling operations are contingent on our ability to win bids and on rig availability, and the failure to win bids or obtain rigs for any reason may have a material adverse effect on the results of operations of our drilling management services business.

        Our results of operations from our drilling management services business may be limited by certain factors, including our ability to find and retain qualified personnel, to hire suitable rigs at acceptable rates, and to obtain and successfully perform turnkey drilling contracts based on competitive bids. Our ability to obtain turnkey drilling contracts is largely dependent on the number of these contracts available for bid, which in turn is influenced by market prices for oil and natural gas, among other factors. Furthermore, our ability to enter into turnkey drilling contracts may be constrained from time to time by the availability of our or third-party drilling rigs. Constraints on the availability of rigs may cause delays in our drilling management projects and a reduction in the number of projects that we can complete overall, which could have an adverse effect on the results of operations of our drilling management services business.

Public health threats could have a material adverse effect on our operations and our financial results.

        Public health threats, such as the bird flu, Severe Acute Respiratory Syndrome, and other highly communicable diseases, outbreaks of which have already occurred in various parts of the world in which we operate, could adversely impact our operations, the operations of clients and the global economy, including the worldwide demand for oil and natural gas and the level of demand for our services. Any quarantine of personnel or inability to access our offices or rigs could adversely affect our operations. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by public health threats in the future, may materially impact operations and adversely affect our financial results.

Compliance with or breach of environmental laws can be costly and could limit our operations.

        Our operations are subject to regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, as an operator of mobile offshore drilling units in navigable U.S. waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills related to those operations. Laws and regulations protecting the environment have become more stringent in recent years and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We have generally been able to obtain some degree of contractual indemnification pursuant to which our clients agree to protect and indemnify us against liability for pollution, well and environmental damages; however, there is no assurance that we can obtain such indemnities in all of our contracts or that, in the event of extensive pollution and environmental damages, our clients will have the financial capability to fulfill their contractual obligations to us. Also, these indemnities may not be enforceable in all instances.

Our ability to operate our rigs in the U.S. Gulf of Mexico could be restricted by governmental regulation.

        Hurricanes Ivan, Katrina and Rita caused damage to a number of rigs in the U.S. Gulf of Mexico fleet, and rigs that were moved off location by the storms may have damaged platforms, pipelines, wellheads and other drilling rigs during their movements. The Minerals Management Service of the U.S. Department of the Interior ("MMS") has conducted hearings and is undertaking studies to determine methods to prevent or reduce the number of such incidents in the future. The MMS issued guidelines requiring jackup drilling rigs operating in the U.S. Gulf of Mexico to operate during hurricane season with a greater air gap between the hull of the rig and the water, effectively reducing the water depth in which the rigs can operate. The regulations also require operators to conduct more stringent subjective risk assessments of the soil conditions in which the rigs operate in order to increase the survivability of rigs in hurricane conditions. These regulations limit the areas in which particular jackup rigs can operate and expose operators to greater risk of a contracted rig not being able to operate at a specified location, and may reduce the marketability of certain rigs or generally decrease the demand for jackup rigs during hurricane season. In 2006, the MMS issued interim guidelines requiring that semisubmersibles operating in the U.S. Gulf of Mexico assess their mooring systems against stricter criteria. In 2007 additional guidelines were issued which impose stricter criteria, requiring rigs to meet 25-year storm conditions. Although all of our semisubmersibles currently operating in the U.S. Gulf of Mexico meet the 2007 requirements, these guidelines may negatively impact our ability to operate other semisubmersibles in the U.S. Gulf of Mexico in the future. Moreover, the MMS may issue additional regulations that could increase the cost of operations or reduce the area of operations for our rigs in the future, thus reducing their marketability. Implementation of additional MMS regulations may subject us to increased costs or limit the operational capabilities of our rigs and could materially and adversely affect our operations in the U.S. Gulf of Mexico.

World political events could affect the markets for drilling services.

        World political events have resulted in military action in Afghanistan and Iraq and terrorist attacks and related unrest. Military action by the United States or other nations could escalate and further acts of terrorism may occur in the U.S. or elsewhere. Such acts of terrorism could be directed against companies such as ours. Such developments have caused instability in the world's financial and insurance markets in the past. In addition, these developments could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. Insurance premiums could increase and coverages may be unavailable in the future.

        U.S. government regulations may effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future.

We are subject to anti-takeover provisions.

        Our articles of association contain provisions that could prevent or delay an acquisition of the company by means of a tender offer, a proxy contest or otherwise. These provisions may also adversely affect prevailing market prices for our ordinary shares. These provisions, among other things:

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  classify our board into three classes of directors, each of which serve for staggered three-year periods;

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  provide that our board may designate the terms of any new series of preference shares;

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  provide that any shareholder who wishes to propose any business or to nominate a person or persons for election as director at any annual meeting may only do so if advance notice is given to the Secretary of Transocean;

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  provide that the exact number of directors on our board can be set from time to time by a majority of the whole board of directors and not by our shareholders, subject to a minimum of two and a maximum of 14;

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  provide that directors can be removed from office only for cause, as defined in our articles of association, by the affirmative vote of the holders of the issued shares generally entitled to vote;

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  provide that any vacancy on the board of directors will be filled by the affirmative vote of the remaining directors and not by the shareholders; provided, however, that during the period until November 27, 2009, if the vacancy relates to a director who was a Transocean director prior to our merger transaction with GlobalSantaFe, then the vacancy will be filled by the other Transocean directors, and if the vacancy relates to a director who was a GlobalSantaFe director prior to our merger transaction with GlobalSantaFe, then the vacancy will be filled by the other GlobalSantaFe directors;

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  provide that any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or extraordinary general meeting of shareholders unless taken by written consent of all holders of ordinary shares;

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  provide that only a majority of the directors may call extraordinary general meetings of the shareholders;

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  limit the ability of the our shareholders to amend or repeal some provisions of our articles of association; and

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  limit transactions between us and an "interested shareholder," which is generally defined as a shareholder that, together with its affiliates and associates, beneficially, directly or indirectly, owns 15% or more of our issued voting shares.

        Our board of directors is comprised of seven persons who were designated by Transocean and seven persons who were designated by GlobalSantaFe prior to completing the merger. Under our articles of association, at each annual general meeting held during the two years following the completion of the merger, each such director whose term expires during such period will be nominated for re-election (or another person selected by the applicable group of directors will be nominated for election) to our board of directors.

USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

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  repayment or refinancing of debt,

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  acquisitions,

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  working capital,

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  capital expenditures and repurchases, and

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  redemptions of securities.

        Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratio of earnings to fixed charges for the nine-month period ended September 30, 2007 and for each of the years in the five-year period ended December 31, 2006.

	Nine months ended September 30, 2007	Year ended December 31,
		2006		2005		2004		2003		2002
Historical ratio of earnings to fixed charges	15.94x	12.28	x	7.61	x	2.37	x	1.15	x	(a)

    (a)
    Total fixed charges exceed total adjusted earnings available for payment of fixed charges by $2,474 million. Total adjusted earnings available for payment of fixed charges includes a $2,876 million goodwill impairment charge.

        We have computed the ratios of earnings to fixed charges shown above by dividing earnings by fixed charges. For this purpose, "earnings" consist of income (loss) from continuing operations before income taxes plus fixed charges, distributed earnings of unconsolidated affiliates and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of unconsolidated affiliates. "Fixed charges" consist of interest expense, capitalized interest, amortization of debt discount or premium and an estimate of the interest within rental expense.

        Our ratio of earnings to fixed charges and preference share dividends for the nine-month period ended September 30, 2007 and for each of the years in the five-year period ended December 31, 2006 is the same as the ratio of earnings to fixed charges because we had no preference shares outstanding for any of the periods presented.

DESCRIPTION OF THE DEBT SECURITIES

        Our debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. We will issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

        We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read "Where You Can Find More Information."

        In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to "us" or "we" mean Transocean Inc. only.

Provisions Applicable to Each Indenture

        General.    The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

        Unless we inform you otherwise in the applicable prospectus supplement, the indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        Terms.    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the title of the debt securities;

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  the total principal amount of the debt securities;

  •
  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

  •
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

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  any right to extend or defer the interest payment periods and the duration of the extension;

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  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  the place or places where payments on the debt securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  •
  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  whether the debt securities are defeasible in the matter described below under "—Defeasance," and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of debt securities;

  •
  any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

  •
  with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities not prohibited by the applicable indenture.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material U.S. federal income tax consequences and other special considerations.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

        Consolidation, Merger and Sale of Assets.    The indentures generally permit a consolidation, merger or scheme of arrangement qualifying as an amalgamation between us and another entity. They also permit us to sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with, merge into or complete a scheme of arrangement qualifying as an amalgamation with any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

  •
  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

  •
  if we are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities.

        Upon any such consolidation, merger or scheme of arrangement qualifying as an amalgamation in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  failure to pay interest when due on that series of debt securities for 30 days;

  •
  failure to pay principal of or any premium on that series of debt securities when due;

  •
  failure to make any sinking fund payment when required for that series for 30 days;

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  failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

  •
  specified events involving bankruptcy, insolvency or reorganization of Transocean Inc.; and

  •
  any other event of default provided for that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

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  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

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  with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

        The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would expose the trustee to personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

        The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or change the time for payment of interest on the debt security;

  •
  reduce the principal of the debt security or change its stated maturity;

  •
  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

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  change any obligation to pay additional amounts on the debt security;

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  make payments on the debt security payable in currency other than as originally stated in the debt security;

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  impair the holder's right to institute suit for the enforcement of any payment on the debt security;

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  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

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  with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

  •
  waive a continuing default or event of default regarding any payment on the debt securities.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

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  to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or scheme of arrangement qualifying as an amalgamation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

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  to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

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  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act");

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  to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

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  to add events of default with respect to any debt securities;

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  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

  •
  to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. We will inform you in the applicable prospectus supplement if defeasance provisions apply to a series of debt securities. For such debt securities, if any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

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  we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

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  we will no longer have any obligation to comply with the consolidation, merger, scheme of arrangement and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Governing Law.    New York law will govern the indentures and the debt securities.

        Trustee.    If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

        Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

        Form, Exchange, Registration and Transfer.    The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agent.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Notices.    Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

        Replacement of Debt Securities.    We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

        Subordination.    Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

        The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

        The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

        Unless we inform you otherwise in a prospectus supplement, "Senior Debt" will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company. Our authorized share capital is $13,000,000, divided into:

  •
  800,000,000 ordinary shares, par value $0.01, and

  •
  50,000,000 other shares, par value $0.10, which shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors.

        As of November 27, 2007, approximately 315,940,934 ordinary shares and no other class or series of shares had been issued.

        The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of the memorandum of association (the "memorandum") and articles of association (the "articles"). Our memorandum and articles are exhibits to the registration statement and are incorporated herein by reference. We encourage you to read those documents carefully.

DESCRIPTION OF ORDINARY SHARES

Voting

        The holders of ordinary shares are entitled to one vote per share other than on the election of directors.

        With respect to the election of directors, each holder of ordinary shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. We have, however, adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast "for" than "against" the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the board whether to accept the tendered resignation or reject it. The board must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The board must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter. Cumulative voting for the election of directors is prohibited by our articles.

        There are no limitations imposed by Cayman Islands law or the articles on the right of nonresident shareholders to hold or vote their ordinary shares.

        The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence in person or by proxy of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank in any respect prior to or equivalent with those shares.

        Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of a company, voluntarily winding up a company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting (or such greater number as may be specified in the articles of association of the company) or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.

Quorum for General Meetings

        The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting, is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in our articles.

        Shareholders present, in person or by proxy, holding at least 95% of the issued shares entitled to vote at a meeting constitute the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cause any of the following provisions of the articles to cease to apply:

  •
  Section 17—which relates to the convening of general meetings,

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  Section 19—which relates to proceedings and procedures at general meetings,

  •
  Section 21.1—which relates to the election and appointment of directors,

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  Section 26—which requires shareholders to approve the sale, lease or exchange of all or substantially all of Transocean's property or assets, or

  •
  Section 27—which generally requires shareholders to approve business combinations with interested shareholders (with the exceptions described below).

        This required quorum is also necessary to amend, vary, suspend the operation of or cause the provisions of Article 40, which sets forth certain corporate governance provisions described below under "Corporate Governance" that are otherwise effective until November 27, 2009, to cease to apply. The quorum requirement for a special resolution to amend, vary, suspend the operation of or cause the provisions of Article 40 to cease to apply may be waived by the vote of two-thirds of the board of directors.

        Notwithstanding the above, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting to consider or adopt a special resolution, is a quorum if:

  •
  a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution, and

  •
  in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors' recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

        In addition, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting, is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:

  •
  the resolution will not be effective until 12 months after the passing of the resolution, and

  •
  the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between us and any person who became an interested shareholder on or before the passing of the resolution.

        The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

Corporate Governance

        Article 40 of the articles stipulates the following with respect to the composition of our board of directors and our management until November 27, 2009, the second anniversary of our merger transaction with GlobalSantaFe:

  •
  the board of directors will consist of 14 directors, an equal number of whom were designated prior to the merger transaction by Transocean, whom we refer to as the Transocean designated directors, and by GlobalSantaFe, whom we refer to as the GlobalSantaFe designated directors,

  •
  Robert E. Rose will be the chairman of the board of directors, and the removal, replacement or appointment of a new chairman will require the vote of two-thirds of the entire board of directors,

  •
  each committee of the board of directors will consist of an equal number of Transocean designated directors and GlobalSantaFe designated directors,

  •
  the chairman of each of the audit committee and the executive compensation committee of the board of directors will be a GlobalSantaFe designated director,

  •
  the chairman of each of the corporate governance committee and the finance and benefits committee of the board of directors will be a Transocean designated director,

  •
  in the event that a Transocean designated director or a GlobalSantaFe designated director dies, resigns, is removed from or otherwise fails to serve on the board of directors, the remaining Transocean designated directors or GlobalSantaFe designated directors, as applicable, may designate such director's replacement, and

  •
  Robert L. Long will be our chief executive officer and Jon A. Marshall will be our president and chief operating officer, and the removal, replacement or appointment of a new chief executive officer or president and chief operating officer will require the vote of two-thirds of the entire board of directors.

Dividend Rights

        Subject to the Companies Law (as amended), any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

Rights Upon Liquidation

        Upon our liquidation, after creditors have been paid the full amounts owing to them and the holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, then the holders of ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

No Sinking Fund

        The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

        The ordinary shares that have been issued to date are duly and validly issued, fully paid and nonassessable. Any ordinary shares we offer under this prospectus will be fully paid and nonassessable.

No Preemptive Rights

        Holders of ordinary shares have no preemptive or preferential right to purchase any of our securities.

Redemption and Conversion

        The ordinary shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Repurchase

        Under our articles, we may purchase any issued ordinary shares in the circumstances and on the terms agreed by us and the holder of the shares, whether or not we have made a similar offer to any of the other holders of ordinary shares.

Restrictions on Transfer

        Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

Other Classes or Series of Shares

        The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Compulsory Acquisition of Shares Held by Minority Holders

        An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

  •
  by a procedure under the Companies Law (as amended) of the Cayman Islands known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of a Cayman Islands court and approval of the arrangement by a majority in number representing 75% or more in value of each of the shareholders present and voting, whether in person or by proxy, at the meeting held to consider the arrangement (in each case ignoring the issued ordinary shares held by the acquiring party, if any). If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement, or

  •
  by acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince a Cayman Islands court to order otherwise.

Uncertificated Shares

        We are authorized to issue ordinary shares in certificated or uncertificated form. We currently issue ordinary shares in uncertificated, book-entry form.

Stock Exchange Listing

        The ordinary shares are listed on the New York Stock Exchange and trade under the symbol "RIG."

Transfer Agent

        The transfer agent and registrar for the ordinary shares is The Bank of New York.

DESCRIPTION OF PREFERENCE SHARES

        The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of up to 50,000,000 preference shares in one or more classes or series of shares. The board of directors can also establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

        We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and you should read it for provisions that may be important to you.

        The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

  •
  the title of the preference shares,

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  the maximum number of shares of the series,

  •
  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

  •
  procedures for any auctioning or remarketing of the preference shares,

  •
  any liquidation preference,

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  any optional redemption provisions,

  •
  any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares,

  •
  any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares,

  •
  any voting rights, or

  •
  any other preferences and relative, participating, optional or other special rights and limitations.

        Any preference shares we offer under this prospectus will be fully paid and nonassessable. The transfer agent and registrar for each series will be described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, preference shares, ordinary shares or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

        The prospectus supplement relating to any warrants being offered will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

  •
  the title of the warrants,

  •
  the aggregate number of warrants offered,

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  the designation, number and terms of the debt securities, ordinary shares, preference shares or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers,

  •
  the exercise price of the warrants,

  •
  the dates or periods during which the warrants are exercisable,

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  the designation and terms of any securities with which the warrants are issued,

  •
  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,

  •
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,

  •
  any minimum or maximum amount of warrants that may be exercised at any one time,

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants, or

  •
  any other terms of the warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

        We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

        The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

ANTI-TAKEOVER PROVISIONS

        Our articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquiror prior to its having obtained sufficient control to adopt a special resolution amending our articles.

        The articles provide that our board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. Additionally, until November 27, 2009, any vacancy on the board of directors shall be filled as follows: if the vacancy relates to a director who was a Transocean director immediately prior to the time of our merger transaction with GlobalSantaFe, then by the other Transocean directors, and if the vacancy relates to a director who was a GlobalSantaFe director immediately prior to the time of our merger transaction with GlobalSantaFe, then by the other GlobalSantaFe directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

        The articles provide that the board of directors will consist of at least two and not more than 14 persons plus the number of directors that any class of shares (other than ordinary shares) are entitled to elect, voting separately as a class. As of the effective time of our merger transaction with GlobalSantaFe, we had 14 directors, seven of whom were previously Transocean directors and seven of whom were previously GlobalSantaFe directors. We will use reasonable best efforts to maintain this allocation until November 27, 2009. After such time, the exact number of directors is to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

        The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

        Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may be called only by a majority of the entire board of directors.

        The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this prospectus.

        The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cease the application of the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

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  Section 17—which relates to the convening of general meetings,

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  Section 19—which relates to proceedings and procedures at general meetings,

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  Section 21.1—which relates to the election and appointment of directors,

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  Section 26—which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

  •
  Section 27—which generally requires shareholders to approve business combinations with interested shareholders.

        This required quorum is also necessary to amend, vary, suspend the operation of or cause the provisions of Article 40, which sets forth certain corporate governance provisions that are otherwise effective until November 27, 2009, to cease to apply. These provisions include that until November 27, 2009, Robert E. Rose will serve as chairman of the board of directors, Robert L. Long will serve as our chief executive officer and Jon A. Marshall will serve as our president and chief operating officer unless such person is removed or replaced by the affirmative vote of two-thirds of the entire board of directors of Transocean. Please read "Description of Ordinary Shares—Corporate Governance." The quorum requirement for a special resolution to amend, vary, suspend the operation of or cause the provisions of Article 40 to cease to apply may be waived by the vote of two-thirds of the board of directors.

        For a description of exceptions to the quorum requirements to amend Section 27, see the discussion under the heading "Description of Ordinary Shares—Quorum for General Meetings."

        Our articles generally prohibit "business combinations" between us and an "interested shareholder." Specifically, "business combinations" between an interested shareholder and us are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

  •
  the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired shares,

  •
  the interested shareholder acquired at least 85% of our shares in the transaction in which it became an interested shareholder, or

  •
  the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

        "Business combinations" is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value equal to or in excess of 10% of our consolidated assets, and most transactions that would increase the interested shareholder's proportionate share ownership.

        "Interested shareholder" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of our issued voting shares, or who is an affiliate or associate of the company and was the owner of 15% or more of our issued voting shares within the three-year period immediately prior to the date a determination is sought.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

  •
  the terms of the offering,

  •
  the names of any underwriters or agents,

  •
  the purchase price,

  •
  the net proceeds to us,

  •
  any delayed delivery arrangements,

  •
  any underwriting discounts and other items constituting underwriters' compensation,

  •
  any initial public offering price,

  •
  any discounts or concessions allowed or reallowed or paid to dealers, and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

        We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares.

        We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

        The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be our customers, may engage in transactions with us, or may perform services for us in the ordinary course of their businesses.

        The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

        The validity of the debt securities offered hereby will be passed upon by Baker Botts L.L.P., Houston, Texas. The validity of the ordinary shares, preference shares and warrants offered hereby will be passed upon by our Cayman Islands counsel, Walkers, Cayman Islands. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements and schedule of Transocean Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting, incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, and are incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of GlobalSantaFe Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2006, which is incorporated herein by reference to Transocean Inc.'s Current Report on Form 8-K filed on December 3, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Certain information with respect to our proved oil and natural gas reserves in the United States was prepared by Netherland, Sewell and Associates, Inc., and has been incorporated herein by reference upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report. In addition, certain information with respect to our proved oil and natural gas reserves in the United Kingdom was prepared by the firm of DeGolyer and MacNaughton, and has been incorporated herein by reference upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited condensed financial information of GlobalSantaFe and subsidiaries for the three-month and nine-month periods ended September 30, 2007 and 2006, incorporated herein by reference to Transocean Inc.'s Current Report on Form 8-K filed on December 3, 2007, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 1, 2007, for the three-month and nine-month periods ended September 30, 2007 and 2006, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited condensed financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

Transocean Inc.

$   500,000,000 5.25% Senior Notes due 2013

$1,000,000,000 6.00% Senior Notes due 2018

$1,000,000,000 6.80% Senior Notes due 2038

Joint Bookrunning Managers

Goldman, Sachs & Co.

Lehman Brothers
Citi (2013 Notes)
JPMorgan (2018 Notes & 2038 Notes)

Joint Lead Managers

Mitsubishi UFJ Securities (2013 Notes & 2038 Notes)

DnB NOR Markets (2013 Notes & 2038 Notes)

Fortis Securities LLC (2018 Notes)

UBS Investment Bank (2018 Notes)